Exhibit 10.1

Execution Version

PRIVATE & CONFIDENTIAL

To:

Gaming Acquisitions Limited

3 The Maltings,

Wetmore Road,

Burton-On-Trent,

Staffordshire, DE14 1SE

(the “Company” or “you”)

Attention:	Daniel Silvers, Stewart Baker and Carys Damon

11 June 2019

Dear Sirs

Project Chaucer – Commitment Letter

We are pleased to set out in this letter and in the Term Sheet (as defined below) appended to this letter the terms and conditions on which we are willing to arrange and underwrite a £240,000,000 senior facilities comprising of a £140 million senior term loan facility (“Facility B1”), a €90 million senior term loan facility (“Facility B2”) (Facility B1 and Facility B2 together, “Facility B”), and a £20 million multicurrency senior revolving credit facility (the “Revolving Facility”, and together with Facility B, the “Senior Facilities”) in such amounts and proportions as are specified in paragraph 2 (Appointment) below or, in each case, such lesser amounts as may be required as a consequence of the operation of paragraph 2 (Appointment) below.

The Senior Facilities are to be provided in connection with the refinancing or otherwise discharging of the Inspired Group’s existing debt with HG Vora (the “Refinancing”) and the direct acquisition (the “Acquisition”) of each of the following:

(a)	the entire issued share capital of Astra Games Ltd., a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 09280224;

(b)	the entire issued share capital of Bell-Fruit Group Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 05015596;

(c)	the entire issued share capital of Gamestec Leisure Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 05348584;

(d)	the entire issued share capital of Harlequin Gaming Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 09292082;

(e)	60 A ordinary shares of GBP 1.00 each, being sixty per cent. (60%) of the issued shares in the capital of Innov8 Gaming Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 10717040; and

(f)	the entire issued share capital of Playnation Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Unit 17 Berkeley Court, Manor Park, Runcorn, Cheshire, WA7 1TQ, registered with company number 08258418,

(collectively, the “Target” and together with their subsidiaries, the “Target Group”) by Inspired Gaming (UK) Limited.

Our commitments are provided on the basis of, and are subject to, the terms and conditions set out in:

(a)	this letter;

(b)	the term sheet in respect of the Senior Facilities attached to this letter as Appendix A (Term Sheet) (the “Term Sheet”);

(c)	the fee letter between the parties to this letter dated on or around the date of this letter relating to the Senior Facilities (the “Fee Letter”); and

(d)	the syndication strategy letter relating to the Senior Facilities between the parties to this letter dated on or around the date of this letter (the “Syndication Strategy Letter”),

paragraphs (a) to (d) above, together, as such documents may be amended, amended and restated, supplemented, modified or replaced from time to time, the “Commitment Documents”.

In the Commitment Documents, references to:

“Acquisition Agreement” shall mean the share purchase agreement between Novomatic UK Ltd. as seller and Inspired Gaming (UK) Limited as purchaser governing the Acquisition.

“Acquisition Closing Date” shall mean the date on which the Acquisition is completed in accordance with the terms of the Acquisition Agreement.

“Business Day” shall mean a day (other than Saturday or Sunday) on which banks are open for general business in New York and London.

“Closing Date” shall mean the earlier of the Acquisition Closing Date and the date of the Refinancing.

“Group” shall mean Inspired Entertainment Inc. and its subsidiaries from time to time.

“Transaction” means the Acquisition and the Refinancing.

Words and expressions defined in the Term Sheet, the Fee Letter or the Syndication Strategy Letter (as applicable) have the same meanings when used in this letter unless otherwise provided or the context otherwise requires. In addition, in this letter and the other Commitment Documents, unless otherwise provided or if the context requires, a reference to “we”, “us”, “our” or the like shall be construed as a reference to the Arrangers and/or the Underwriters named on the signature pages of this letter acting individually or, subject to paragraph 2.3 below, together as the context requires.

1.	FINANCING AND COMMITMENT

1.1	It is acknowledged and agreed by the parties to this letter that:

(a)	counsel to the Company will provide a first draft of the Senior Facilities Agreement (as defined below) to counsel to the Physical Bookrunner on or prior to 17 June 2019;

(b)	counsel to the Company will provide a copy of the Senior Facilities Agreement (as defined below) in the agreed form that can be distributed to potential lenders to counsel to the Physical Bookrunner on or prior to 24 June 2019;

(c)	counsel to the Physical Bookrunner will provide a first draft of the Intercreditor Agreement (as defined below) to counsel to the Company on or prior to 17 June 2019;

(d)	counsel to the Physical Bookrunner will provide a copy of the Intercreditor Agreement (as defined below) in the agreed form that can be distributed to potential lenders to counsel to the Company on or prior to 24 June 2019; and

(e)	it is the parties’ intention that they will negotiate the facilities agreement relating to the Senior Facilities (the “Senior Facilities Agreement”) and related intercreditor agreement (the “Intercreditor Agreement”) and other Finance Documents (under and as defined in the Senior Facilities Agreement) in good faith to reflect the provisions set out in the Commitment Documents and use all reasonable endeavours to execute the Senior Facilities Agreement, the Intercreditor Agreement and the other Finance Documents within one month (or such longer date as may be mutually agreed) from the date of this letter (the “Proposed Signing Date”).

1.2	If, despite negotiation in good faith and the use of all reasonable endeavours, the Senior Facilities Agreement, the Intercreditor Agreement and the other Finance Documents have not been agreed by the parties prior to the Proposed Signing Date, then on the date falling 5 Business Days thereafter the parties each undertake to sign a Senior Facilities Agreement and an Intercreditor Agreement which will contain:

(a)	provisions which reflect the provisions of the Commitment Documents; and

(b)	with respect to:

(i)	the Senior Facilities Agreement, in relation to any matter which is not (or which is only partially) dealt with in the Commitment Documents, but which is dealt with under a senior facilities agreement which will be based on and consistent with the agreed recent European “covenant-loose” facilities agreement, a redacted copy of which has been provided by counsel to the Physical Bookrunner to counsel to the Company (the “SFA Precedent”), amended to reflect the terms set out in the Term Sheet, the legal, capital structure and jurisdiction of the Transaction, the Target Group and the provisions of the Commitment Documents); and

(ii)	the Intercreditor Agreement, in relation to any matter which is not (or which is only partially) dealt with in the Commitment Documents, but which is dealt with in an intercreditor agreement, which will be based on and consistent with an intercreditor agreement entered into in connection with the agreed recent European “covenant-loose” facilities agreement, a redacted copy of which intercreditor agreement has been provided by counsel to the Physical Bookrunner to counsel to the Company (“ICA Precedent”) (amended to reflect the terms set out in the Term Sheet, the legal, capital structure and jurisdiction of the Transaction, the Target Group and the provisions of the Commitment Documents);

in each case, on the basis that:

(A)	the thresholds and basket levels applicable to the representations, undertakings and events of default in the Senior Facilities Agreement and the Intercreditor Agreement (as the case may be) will be based on the SFA Precedent and the ICA Precedent (together, the “Precedent Agreements”) respectively and sized taking into account input from the management of the Target Group as to the anticipated operational requirements and flexibility of the Target Group following completion of the Transaction; and

(B)	to the extent such thresholds and basket levels cannot be agreed between the parties, the baskets and thresholds will be based on the corresponding baskets and thresholds in the relevant Precedent Agreements proportionately increased or decreased to reflect the difference in the EBITDA and gross assets of the target group to which the Precedent Agreements relate at the time of their acquisition to the EBITDA and gross assets of the Target Group (ascertained by reference to the latest available audited or unaudited financial statements of the Target Group) as amended as necessary to reflect the legal, capital structure and jurisdiction of the Transaction and provided that no such thresholds or basket levels in the Senior Facilities Agreement shall be more onerous for the Group than those set out in the SFA Precedent; and

(c)	in relation to any other matter in respect of the Senior Facilities Agreement or the Intercreditor Agreement which is not dealt with (or which is only partially) dealt with as provided in paragraphs (i) to (ii) above, the relevant language shall be such option or language as is reasonably requested by you, or if you do not specify any option or language within 5 Business Days of the date of a written request by us, such option or language reasonably requested by us.

1.3	The first draft of the Senior Facilities Agreement will, unless otherwise agreed, be prepared by the Company’s lawyers on a basis that is consistent with the approach described in paragraphs 1.1 and 1.2 above.

1.4	The first draft of the Intercreditor Agreement will, unless otherwise agreed, be prepared by the Arrangers’ lawyers on a basis that is consistent with the approach described in paragraphs 1.1 and 1.2 above.

2.	APPOINTMENT

2.1	On acceptance of the offer set out in this letter and subject to the terms of this letter (including paragraph 13.3 below) and except as otherwise provided in the Commitment Documents, the Company:

(a)	appoints us and we agree to act as (subject to paragraph 2.3 below) the exclusive arrangers, underwriters and bookrunners of the Senior Facilities (in such capacities, the “Arrangers”, “Underwriters” and “Bookrunners”, as applicable);

(b)	appoints Nomura International plc in its capacity as Bookrunner to act as the exclusive physical bookrunner of the Senior Facilities (the “Physical Bookrunner”); and

(c)	subject to paragraph 13.2 below, agrees that it will not (and it shall procure that no other member of the Group will) appoint additional arrangers, underwriters, bookrunners or original lenders of the Senior Facilities and will not award other titles or pay compensation (other than that set out in the Fee Letters) to any person in connection with the Senior Facilities or the financing of the Transaction with the Senior Facilities without our prior written consent, it being understood that any breach of this paragraph (c) by a shareholder of the Company will be deemed to constitute a breach of this paragraph (c) by the Company for all purposes under the Commitment Documents.

2.2	The Underwriters shall underwrite the Senior Facilities in the proportions detailed next to their names in the table below (the “Commitments”):

Entity	Facility B1	Facility B2	Revolving Facility
Nomura International plc	£126,000,000	€81,000,000	£18,000,000
Macquarie Corporate Holdings Pty Limited (UK Branch)	£14,000,000	€9,000,000	£2,000,000
Total	£140,000,000	€90,000,000	£20,000,000

2.3	Our obligations under the Commitment Documents are several. No Arranger is responsible for the obligations of any other Arranger. No Underwriter is responsible for the obligations of any other Underwriter. No Bookrunner is responsible for the obligations of any other Bookrunner.

3.	CONDITIONS

3.1	Our commitment to arrange and manage and to act as Arrangers, Underwriters and Bookrunners in connection with the primary syndication of the Senior Facilities and to underwrite the relevant proportion of the Senior Facilities to be arranged and/or underwritten by us, on the terms and subject to the conditions set out in the Commitment Documents, is subject only to satisfaction of the following conditions:

(a)	negotiation, execution and delivery of the Senior Facilities Agreement and the Intercreditor Agreement (in form and substance satisfactory to you and us (each acting reasonably)) in accordance with paragraphs 1.1 and 1.2 above;

(b)	there being no event or circumstance in relation to the provision of the Senior Facilities which would result in us acting contrary to any applicable law, regulation, treaty or official directive applicable to us; and

(c)	compliance by the Company and its affiliates with the terms and conditions of the Commitment Documents in all material respects.

3.2	We confirm that:

(a)	we have completed and are satisfied with the results of:

(i)	all client identification procedures in respect of the addressee of this letter that we are required to carry out in connection with making the Senior Facilities available in connection with the Transaction in compliance with all applicable laws, regulations and internal requirements (including, without limitation, all applicable money laundering rules and know your customer requirements); and

(ii)	all due diligence which has been carried out by us, or on our behalf, in respect of making the Senior Facilities available in connection with the Transaction and other agreed purposes and that we have no further due diligence requirements;

(b)	we have obtained all necessary approvals (including final credit committee approvals and all other relevant internal approvals) to allow us to arrange and underwrite the Senior Facilities to be arranged and/or underwritten by us in the amounts specified in this letter and do not require any further internal credit sanctions or other approvals in order to arrange and underwrite the Senior Facilities in such amounts; and

(c)	we have waived or have received, reviewed and are satisfied with the form of (A) each of the Reports (as defined in Schedule 3 of the Term Sheet), (B) the Acquisition Agreement and (C) the financial statements of Inspired Entertainment Inc. for the first quarter 2019 and the financial information relating to the Target Group in the Reports, in each case, in such form provided to us on or prior to the date of this letter and that we will accept in satisfaction of any condition precedent to availability of the Senior Facilities requiring delivery of that document a final version of the document which is not different in respects which are materially adverse to our interests under the Senior Facilities (as applicable) compared to the version of the document accepted by us pursuant to this paragraph.

3.3	Notwithstanding that the Company may not be able to procure an act or matter by an affiliate of it which is expressly stated in the Commitment Documents as an act or matter which the Company is required to procure, failure to procure such act or matter will be deemed to be a breach of the terms of the Commitment Documents by the Company if such act or matter is not satisfied, effected or complied with as contemplated in the Commitment Documents.

4.	FEES, COSTS AND EXPENSES

4.1	All of our fees, costs and expenses and the fees, costs and expenses of the Agent and the Security Agent shall be paid in accordance with the provisions of a Fee Letter or as set out in the Term Sheet.

4.2	Subject to paragraph 4.3 below and save as otherwise provided in the Fee Letter, no fees (including, for the avoidance of doubt, arrangement, underwriting, market participation, ticking and commitment fees), costs or expenses will be payable if the Closing Date does not occur.

4.3	Reasonable and properly incurred legal costs, expenses and disbursements in connection with the drafting and the negotiating and execution of the Commitment Documents and the Finance Documents and syndication any other pre-agreed costs or expenses, in each case, up to an amount agreed between us will be payable by the Company even if the Closing Date does not occur.

5.	PAYMENTS

5.1	All payments to be made under the Commitment Documents:

(a)	shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account with such bank(s) that we notify to the Company with at least five (5) Business Days’ prior written notice;

(b)	shall be paid without set off or counterclaim and free and clear from any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law; and

(c)	are exclusive of any value added tax or similar charge (“VAT”).

5.2	If a Tax Deduction is required to be made by law, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. You agree to indemnify us for the full amount of any Tax Deduction and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Tax Deduction was correctly or legally asserted.

5.3	If VAT is chargeable, the Company shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT against delivery of invoices and receipts as the Company may reasonably require in order to duly account for such VAT in accordance with applicable laws.

6.	INFORMATION

6.1	At the times set out in paragraph 6.2 below, the Company represents and warrants to us that, to its knowledge:

(a)	any material written factual information (taken as a whole including any written factual information (taken as a whole) contained in the Information Memorandum (as such term is defined in the Syndication Strategy Letter)) provided to us by, or on behalf of it, any member of the Group, or any member of the Target Group in connection with the Transaction (the “Information”) is true and accurate in all material respects on the date the Information is dated (where applicable) and/or as at the date (if any) at which the Information therein is provided and/or stated to be given;

(b)	nothing has occurred or been omitted and no information has been given or withheld that results in the Information being untrue or misleading in any material respect in light of the circumstances under which such statements were or are made; and

(c)	any financial projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions (it being understood that such projections may be subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and that no assurance can be given that the projections will be realised).

6.2	The representations and warranties set out in paragraph 6.1 above are deemed to be made by the Company on the date of this letter and by reference to the facts and circumstances then existing on the date thereof (or otherwise, on which or for the period for which, the relevant Information or projections are expressed to relate to).

6.3	The Company shall promptly notify us in writing upon it becoming aware that any representation or warranty set out in this paragraph 6 (Information) would be incorrect or misleading in any material respect if repeated after the date of this letter and agrees to supplement the information promptly from time to time to ensure that each such representation and warranty would be so correct if so repeated.

6.4	The Company acknowledges that we will be relying on the Information without carrying out independent verification.

6.5	The representations and warranties in paragraph 6.1 above will be superseded by those in the Senior Facilities Agreement once signed by the parties thereto.

7.	INDEMNITY

7.1	Whether or not the Senior Facilities Agreement is signed, the Company shall within 10 Business Days of demand indemnify and hold harmless us and any of our respective affiliates and any of our (or their respective affiliates’) directors, officers, agents, advisers and employees (as applicable) in each case in our capacity as an Arranger, Underwriter, Bookrunner, Physical Bookrunner and/or Original Lender (each an “Indemnified Person”) against any cost, expense, loss, liability (including, except as specified below without limitation, legal fees and limited, in the case of legal fees and expenses, to one counsel to such Indemnified Persons taken as a whole and in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons similarly situated, taken as a whole (and, if reasonably necessary one local counsel in any relevant jurisdiction)) incurred by or awarded against such Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights), commenced or threatened, relating to this letter, the Commitment Documents, the Finance Documents, the Senior Facilities or the Transaction or the use or proposed use of proceeds of the Senior Facilities or the arranging or underwriting of the Senior Facilities or syndication of the Senior Facilities, except to the extent such cost, expense, loss or liability resulted:

(a)	directly from the fraud, gross negligence or wilful misconduct of such Indemnified Person or results from such Indemnified Person breaching a term of any of its obligations under the Commitment Documents, the Senior Facilities Agreement and/or any other Finance Document or any confidentiality undertaking given by that Indemnified Person; or

(b)	from or relates to any disputes solely among Indemnified Persons and not arising out of any act or omission of the Company).

7.2	The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 7 so that each Indemnified Person may rely on it, subject always to the terms of paragraphs 8 (Third Party Rights) and 19 (Governing Law And Jurisdiction).

7.3	We shall not have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 7.1.

7.4	No Indemnified Person shall be responsible or have any liability to the Company or any of its affiliates or anyone else for consequential losses or damages.

8.	THIRD PARTY RIGHTS

8.1	Except as otherwise expressly provided in the Commitment Documents, the terms of the Commitment Documents may be enforced only by a party to such Commitment Documents and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

8.2	Notwithstanding any term of the Commitment Documents, no consent of a third party is required for any termination or amendment of the relevant Commitment Documents.

9.	CONFIDENTIALITY

9.1	Each of the parties to this letter acknowledges that the Commitment Documents and all Confidential Information (as defined below) are confidential and no party to this letter shall (and each party shall ensure that none of its affiliates shall), without the prior written consent of each of the other parties to this letter, disclose the Commitment Documents or their contents or any Confidential Information to any other person except:

(a)	as required by law or as requested by any applicable governmental or other regulatory authority or by any applicable stock exchange or if required in connection with any legal, administrative or arbitration proceedings provided the person to whom the Commitment Documents or Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that disclosing party (acting reasonably and in good faith), it is not practicable so to do in the circumstances;

(b)	to its affiliates and each of their (or their respective affiliates) respective directors, officers, advisers, employees, agents and professional advisers and representatives of each of the foregoing and their respective employees on a confidential and need-to-know basis for the purposes of the Senior Facilities provided that the person to who the Confidential Information is to be given has been made aware of and agreed to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(c)	that the parties to this letter may disclose any Commitment Document or any Confidential Information to any of its affiliates or to any bank, financial institution or other person and any of their respective affiliates and advisers with whom it is discussing the transfer, assignment or participation of any commitment or obligation under any Commitment Document provided that:

(i)	if such person is not listed on the Approved List or is not a person to whom a transfer, assignment or participation may be made as contemplated in section 5.50 (Assignment / Transfers and Sub-Participation by Lenders) of Part 5 (Other Terms) of the Term Sheet, it must obtain the prior written consent of the Company prior to providing the Confidential Information to such person; and

(ii)	the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking (as defined below) except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(d)	that the Company may make the Commitment Documents (other than the Fee Letter or the Syndication Strategy Letter) available to the management of the Target Group, each vendor or seller (howsoever described) under the Acquisition Agreement (the “Vendors”) and each of their professional advisers in connection with the Acquisition, provided that they have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(e)	that the Company may make the Commitment Documents available to any person who may join as an Arranger, Underwriter, Bookrunner or Original Lender of the Senior Facilities pursuant to paragraph 13.2 of this letter and each of their professional advisers in connection with the Transaction, provided that they have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(f)	to rating agencies who have been made aware of, and agree to be bound by, the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice; and

(g)	as part of any “due diligence” defence where the recipients have been made aware of, and agree to be bound by, the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice.

9.2	In this letter:

(a)	“affiliate” means in relation to a person a holding company or subsidiary of that person or any other subsidiary of that holding company and in the case of any limited partnership, any entity (including any other limited partnership) which owns or controls or is owned or controlled by the first limited partnership or is under common ownership or control with the first limited partnership; and

(b)	“Confidential Information” means:

(i)	the Commitment Documents and all of their terms; and

(ii)	all information relating to the Company, the Target Group, the Transaction, the Finance Documents and/or the Senior Facilities which is provided to us (the “Receiving Party”) in relation to the Transaction, the Finance Documents, the Senior Facilities, the Company, the Target Group or any of their affiliates or advisers (the “Providing Party”), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by the Receiving Party of a confidentiality agreement to which that Receiving Party is party; or

(B)	is identified in writing at the time of delivery as non-confidential by the Providing Party; or

(C)	is known by the Receiving Party before the date the information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by the Receiving Party after that date, from a source which is, as far as the Receiving Party is aware, unconnected with the Providing Party or the Target Group and which, in either case, as far as the Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

(c)	“confidentiality undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association or in any other form agreed between us; and

(d)	“subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the share capital or similar right of ownership and control for this purpose means the power to direct the management and policies of the entity whether through the ownership of share capital, contract or otherwise.

10.	PUBLICITY/ANNOUNCEMENTS

10.1	All publicity in connection with the Senior Facilities shall be managed jointly by the Arrangers and the Company.

10.2	No announcements regarding the Senior Facilities or any of our roles as Arranger, Underwriter, Bookrunner or Original Lender (as the case may be) shall be made without our prior written consent and each of the other Arrangers and Underwriters arranging or underwriting the relevant Senior Facility and the Company.

11.	CONFLICTS

11.1	The provisions of this paragraph 11 (Conflicts) are without prejudice to and subject to the obligations of the parties under paragraph 9 (Confidentiality).

11.2	We agree that we will use the Confidential Information supplied by the Company (or any other person on the Company’s behalf) in connection with the Transaction for the sole purpose of providing advice and/or financing in our capacity as one of the Arrangers, Underwriters and Bookrunner of the Senior Facilities to the Company and its affiliates.

11.3	We and the Company acknowledge that we and our affiliates may not act in more than one capacity in relation to this transaction and may not provide debt financing, equity capital or other services to other persons with whom the Company or their affiliates may have conflicting interests in respect of the Transaction and the Senior Facilities provided that this prohibition shall not apply to us or our affiliates to the extent that the exclusivity arrangements entered into with you and/or your affiliates related to the performance of other advisory roles in connection with your participation in the Transaction have terminated.

11.4	Neither the relationship described in this letter nor the services provided by us or any of our respective affiliates to you or any other matter will, subject at all times to the provisions of paragraph 11.3 above, give rise to any fiduciary, equitable or contractual duties (including, without limitation, any duty of confidence) which could prevent or hinder us or our respective affiliates providing similar services to other customers, or otherwise acting on behalf of other customers or for their own account. However, we shall not use any Confidential Information in connection with providing services to other persons or furnish such information to such other persons. We shall not, nor shall any of our respective affiliates, be required to account to you for any payment, remuneration, profit or benefit it obtains as a result of acting in the ways referred to above or as a result of entering into any transaction with you or providing services to you.

11.5	We agree that we shall not use any Confidential Information in connection with providing services to other persons or furnish such information to such other persons.

11.6	The Company acknowledges that we have no obligation to use any information obtained from another source for the purposes of the Senior Facilities or to furnish such information to the Company or its affiliates.

11.7	We reserve the right to employ the services of certain of our respective affiliates (the “Arranger Affiliates”) in providing services incidental to the provision of the Senior Facilities and to the extent we employ the services of such an Arranger Affiliate, we will procure that our Arranger Affiliate performs its obligations as if such Arranger Affiliate was a party to this letter in the relevant capacity. The Company agrees that (notwithstanding paragraph 9 (Confidentiality)) in connection with the provision of such services, we and our Arranger Affiliates may share with each other any Confidential Information or other information relating to the Company and the Target Group, subject to the Arranger Affiliates agreeing to keep confidential any such Confidential Information or other information to the extent it is confidential.

12.	NO ASSIGNMENTS

12.1	Subject to the other provisions of this paragraph 12 (No Assignments) we shall not assign any of our rights or transfer any of our rights or obligations under the Commitment Documents other than to any of our respective affiliates without the prior written consent of the other parties (and any attempted assignment or transfer without such consent shall be null and void).

12.2	The Company shall not assign any of its rights or transfer any of its rights or obligations under the Commitment Documents.

12.3	We may delegate any or all of our rights and obligations under the Commitment Documents to any of our affiliates (each a “Delegate”) and may designate any Delegate as responsible for the performance of its appointed functions under the Commitment Documents, but we shall remain responsible for the performance by each Delegate of any such functions under the Commitment Documents and for any loss or liability suffered by you or a result of such Delegate’s failure to perform such obligations.

13.	TERMINATION

13.1	Our commitments and other obligations set out in this letter shall become effective only if the offer contained in this letter is accepted in writing by the Company in the manner set out in paragraph 13.3 below, and such commitment and obligations shall otherwise expire and terminate on the earliest of:

(a)	11.59 p.m. on the date which falls 5 Business Days after the Acquisition Closing Date;

(b)	11.59 p.m. on the date falling nine months from the date of this letter (as such time and date may be extended from time to time with our consent (acting reasonably));

(c)	the date on which the Senior Facilities Agreement and the Intercreditor Agreement are signed by all the relevant parties thereto;

(d)	the date on which the Company (or any affiliate) determines and notifies us in writing (which notification shall be provided as soon as reasonably practicable after making such determination) that:

(i)	the Company has conclusively withdrawn or terminated its bid for the Target Group;

(ii)	the Company’s offer for the Target Group has been conclusively rejected;

(iii)	the Company is conclusively excluded or rejected from the sale process by the Vendors for any reason or the Vendors terminate definitively such sale process or enter into a sale and purchase agreement in respect of the Target Group with a bidder other than the Company or any of its affiliates; or

(iv)	the Acquisition Agreement is terminated prior to the Acquisition Closing Date by either party thereto in accordance with its terms; and

(e)	with respect to the commitments and obligations of all or any parties to this letter as the Company may elect at its sole discretion, from the date on which the Company terminates its obligations under this letter with respect to any such parties, which the Company shall have the right to do upon at least 3 Business Days prior written notice if Nomura International plc in its capacities as Arranger, Underwriter, Bookrunner and/or Original Lender is in breach of any material provision of the Commitment Documents; and

(f)	only with respect to the commitments and obligations of Macquarie Corporate Holdings Pty Limited (UK Branch), the date on which the Company terminates its obligations with respect to Macquarie Corporate Holdings Pty Limited (UK Branch) under this letter, which the Company shall have the right to do upon at least 3 Business Days prior written notice if Macquarie Corporate Holdings Pty Limited (UK Branch) is in breach of any material provision of the Commitment Documents, or, in each case, such later date as agreed by us.

13.2	Notwithstanding paragraph 13.1, if the Company exercises its termination rights pursuant to paragraphs (e) or (f) of paragraph 13.1 above in respect of an Arranger, Underwriter, Bookrunner or Original Lender (the “Defaulting Finance Party”), the Company’s rights against and obligations to any other Arrangers, Underwriters, Bookrunner and Original Lenders (other than the Defaulting Finance Party) under the Commitment Documents shall remain in full force and effect, provided that, within fifteen (15) Business Days of such termination, you shall have the right, following consultation with the Arrangers (other than the Defaulting Finance Party), to appoint additional Arrangers, Bookrunners, Original Lenders and Underwriters in respect of the respective commitments of the Defaulting Finance Party, on the same terms contained within the Commitment Documents and on the same economics as the Defaulting Finance Party.

13.3	If the Company does not accept the offer made by us in this letter by signing and scanning counter-signed copies of:

(a)	this letter;

(b)	the Fee Letter; and

(c)	the Syndication Strategy Letter,

to the contacts identified on the signature pages below before 11.59 pm (in London) on the date of this letter, such offer shall terminate on that date.

14.	SURVIVAL

The rights and obligation of the parties hereto under this paragraph and paragraphs 4 (Fees, Costs And Expenses), 5 (Payments), 6 (Information), 7 (Indemnity), 8 (Third Party Rights), 9 (Confidentiality), 10 (Publicity/Announcements), 11 (Conflicts), 12 (No Assignments), 15 (Remedies and Waivers) to 19 (Governing Law And Jurisdiction) inclusive shall survive and continue after any expiry or termination of our obligations (including any of our permitted successors and assigns) under the Commitment Documents but shall:

(a)	in the case of paragraphs 6 (Information), 7 (Indemnity) and 9 (Confidentiality), terminate on the execution of the Senior Facilities Agreement to the extent that substantially equivalent provisions are contained therein (but without prejudice to the accrued rights and obligations at the time of termination); and

(b)	to the extent the Senior Facilities Agreement is not signed, in the case of paragraph 9 (Confidentiality), terminate on the second anniversary of the date of this letter.

15.	REMEDIES AND WAIVERS

The failure to exercise or delay in exercising a right or remedy under the Commitment Documents will not constitute a waiver of that right or remedy or a waiver of any other right or remedy and no single or partial exercise of any right or remedy will preclude any further exercise of that right or remedy, or the exercise of any other right or remedy. Except as expressly provided in the Commitment Documents, the rights and remedies contained in the Commitment Documents are cumulative and not exclusive of any rights or remedies provided by law.

16.	PARTIAL INVALIDITY

If, at any time, any provision of the Commitment Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

17.	ENTIRE AGREEMENT

17.1	The Commitment Documents set out the entire agreement between us with regards to the arranging and underwriting of the Senior Facilities and the managing of primary syndication of the Senior Facilities and supersede any prior oral and/or written understandings or arrangements relating to the Senior Facilities.

17.2	Any provision of the Commitment Documents may only be amended or waived by way of a written amendment or waiver signed by the Company and us (or, if applicable, the Agent acting at our direction).

18.	COUNTERPARTS

The Commitment Documents may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same Commitment Document. Delivery of a counterpart of a Commitment Document by email attachment shall be an effective mode of delivery.

19.	GOVERNING LAW AND JURISDICTION

19.1	Each Commitment Document and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

19.2	For our benefit only, you agree that the courts of England have exclusive jurisdiction to settle any disputes in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with it and you accordingly submit to the jurisdiction of the English courts.

19.3	Each of the parties to this letter further agrees:

(a)	to waive any objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with the Commitment Documents;

(b)	that a judgment or order of an English court in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with it is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction; and

(c)	that nothing in this paragraph 19 (Governing Law and Jurisdiction) limits our right to bring proceedings against the Company in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with the Commitment Documents:

(i)	in any other court of competent jurisdiction; or

(ii)	concurrently in more than one jurisdiction.

19.4	We acknowledge that the Company may seek specific performance by us and any other finance parties (howsoever described) in respect of our commitments and of our agreement to enter into and to make advances under the Finance Documents for the funding of the Transaction in addition to any other available remedies and that damages are not an adequate remedy with respect to these matters.

(The rest of this page is intentionally left blank)

Yours faithfully,

/s/ Patrice Maffre
For and on behalf of Nomura International plc as Arranger

Name: Patrice Maffre
Title: Managing Director
Address: 1 Angel Lane, London, EC4R 3AB, United Kingdom
Email: patrice.maffre@nomura.com

/s/ Patrice Maffre
For and on behalf of Nomura International plc as Underwriter

Name: Patrice Maffre
Title: Managing Director
Address: 1 Angel Lane, London, EC4R 3AB, United Kingdom
Email: patrice.maffre@nomura.com

/s/ Patrice Maffre
for and on behalf of
Nomura International plc
as Bookrunner

Name: Patrice Maffre
Title: Managing Director

(Project Chaucer - Signature Page to the Commitment Letter)

/s/ Camelia Robu	/s/ Timothy Tan
for and on behalf of
Macquarie Corporate Holdings Pty Limited (UK Branch)
as Arranger

Name: Camelia Robu	Timothy Tan
Title: Managing Director	Associate

/s/ Camelia Robu	/s/ Timothy Tan
for and on behalf of
Macquarie Corporate Holdings Pty Limited (UK Branch)
as Underwriter

Name: Camelia Robu	Timothy Tan
Title: Managing Director	Associate

/s/ Camelia Robu	/s/ Timothy Tan
for and on behalf of
Macquarie Corporate Holdings Pty Limited (UK Branch)
as Bookrunner

Name: Camelia Robu	Timothy Tan
Title: Managing Director	Associate

(Project Chaucer - Signature Page to the Commitment Letter)

We acknowledge and agree to the above.

/s/ Carys Damon
For and on behalf of
Gaming Acquisitions Limited as the Company by:

Name: Carys Damon
Title: Director
Date: June 11, 2019

(Project Chaucer - Signature Page to the Commitment Letter)

Execution Version

APPENDIX A

TERM SHEET FOR PROJECT CHAUCER

This is the “Term Sheet” referred to in the commitment letter dated 11 June 2019 between the Arrangers and Underwriters named therein and Gaming Acquisitions Limited as it may be amended, amended and restated, supplemented, modified or replaced from time to time (the “Commitment Letter”) and to which this term sheet is attached. Unless otherwise defined in this term sheet, capitalised terms used in this term sheet and not defined herein have the meanings given to them in the Commitment Letter, the Precedent ICA or the Precedent SFA (as applicable).

Part 1: £140 MILLION FACILITY B1

1.1 Facility:	Term loan facility B1 (Facility B1).

1.2 Amount:	£140 million.

1.3 Currency:	GBP.

1.4 Borrower:	Gaming Acquisitions Limited.

1.5 Ranking:	Guaranteed and secured as set out in Part 5 (Other Terms) and ranking pari passu with (i) each other facility under the Senior Facilities Agreement (as defined below) and (ii) any existing or future first secured unsubordinated Financial Indebtedness of the Obligors, and ahead of any other Financial Indebtedness of the Obligors (as defined below).

1.6 Maturity Date:	The date falling eighty-four (84) months after the date of the first utilisation under the Senior Facilities Agreement (the Closing Date).

1.7 Purpose:

To be applied directly or indirectly, in or towards,:

(a)       satisfaction of the consideration payable for the Acquisition;

(b)       the payment of Acquisition Costs;

(c)       refinancing or otherwise discharging existing Inspired Group debt (the “Existing Facilities”) and paying any breakage costs, redemption premium, make-whole costs and other fees, costs and expenses payable in connection with such refinancing and/or acquisition; and

(d)       financing other related amounts, including fees, costs and expenses,

in each case, as set out in the Funds Flow Memorandum.

1.8 Availability Period:	On and from the date the Senior Facilities Agreement is signed to the end of the Certain Funds Period.

1.9 Maximum Number of Loans:	Facility B1: One Facility B2: One

1.10 Repayment:	Bullet repayment on the Maturity Date.

1.11 Call Protection:	The Senior Facilities Agreement shall include a soft call provision at 101% which applies for the first 6 months from the Closing Date only to voluntary prepayments of Facility B. No prepayment fee shall be due with respect to any participations being refinanced directly or indirectly from the proceeds of any indebtedness in respect of which the relevant Facility B Lender is an arranger, underwriter or a lender, as the case may be.

1.12 LIBOR Floor:	Zero.

Part 2: €90 Million FACILITY B2

2.1 Facility:	Term loan facility B2 (Facility B2 and together with Facility B1, Facility B).

2.2 Amount:	€90 million.

2.3 Currency:	EUR.

2.4 EURIBOR Floor:	Zero.

2.5 Other Terms:	All other terms to reflect the terms in paragraphs 1.4 to 1.12 (inclusive) under Part 1 (£140 million Facility B1).

Part 3: £20 MILLION MULTICURRENCY REVOLVING FACILITY

3.1 Facility:	Revolving credit facility (the Revolving Facility or RCF) which may be utilised by way of:

(a) loans; (b) letters of credit; and (c) Ancillary Facilities (as defined below).

3.2 Amount:	£20 million or its equivalent in any Optional Currency.

3.3 Optional Currencies:	EUR, USD and others agreed with all the Lenders.

3.4 Borrower:	Gaming Acquisitions Limited and Inspired Gaming (UK) Limited

3.5 Issuing Bank:	A bank capable of issuing letters of credit and bank guarantees to be appointed.[1]

3.6 Ranking:	Guaranteed and secured as set out in Part 5 (Other Terms) and ranking pari passu with (i) each other facility under the Senior Facilities Agreement (as defined below) and (ii) any existing or future first secured unsubordinated Financial Indebtedness of the Obligors, and ahead of any other Financial Indebtedness of the Obligors (as defined below).

3.7 Maturity Date:	The date falling sixty-six (66) months after the Closing Date.

3.8 Purpose:	Cash drawings under the Revolving Facility to be applied to directly or indirectly finance or refinance the general corporate purposes and/or working capital requirements of the Group (including, without limitation, the financing or refinancing of capital expenditure, any permitted acquisitions, investments and joint ventures, operational restructurings and reorganisation requirements of the Group, any additional OID or other fees and any related fees, costs and expenses).

3.9 Conditions to Utilisation:	The Revolving Facility may not be utilised unless Facility B has been utilised or will be utilised on the same date.

3.10 Availability Period:	From the first utilisation of Facility B to the date falling one month prior to the Maturity Date for the RCF set out above.

3.11 Maximum Number of Utilisations:	No more than 10 utilisations may be outstanding.

1 Macquarie will not act as Issuing Bank.

3.12 Repayment:	Each loan shall be repaid on the last day of its Interest Period, subject to standard rollover mechanics if no Facility incurred under the Senior Facilities Agreement has been accelerated following an Event of Default and no Event of Default with respect to non-payment or insolvency is continuing.

3.13 Ancillary Facilities:	An Ancillary Facility may be made available on a bilateral basis and on normal commercial terms by a consenting Lender or an affiliate of a Lender to a Borrower or a Subsidiary of a Borrower which is a member of the Group (and not, for the avoidance of doubt, an Unrestricted Subsidiary) in place of all or part of that Lender’s participation in the Revolving Facility.

Ancillary Facilities may consist of overdraft, guarantee, letter of credit, short term loan, derivatives or foreign exchange facilities or any other facility or accommodation agreed between the Company and the relevant Lender.
3.14 EURIBOR/LIBOR Floor:	Zero.

3.15 Cleandown	None.

Part 4: PRICING

4.1 Agency Fee:	To be separately agreed with the Agent and set out in a fee letter.

4.2 Security Agent Fee:	To be separately agreed with the Security Agent and set out in a fee letter.

4.3 Other Fees:	As set out in the Fee Letters.

4.4 Commitment Fee:	Revolving Facility: 30% of the applicable Margin per annum on the unused and uncancelled amount of the Revolving Facility for the applicable Availability Period. Accrued commitment fee is payable quarterly in arrear during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the Revolving Facility at the time a full cancellation is effective.

4.5 Margin:	Subject to the Margin Ratchet (as defined below): Facility B1: 5.50% per annum. Facility B2: 5.00% per annum.

RCF: 5.50% per annum.

4.6 Margin Ratchet:

Provided that:

(a)       no Event of Default is continuing;

(b)       the third full Quarter since the Closing Date has expired; and

(c)       Total Net Leverage Ratio is within a range set out below, the Margin in respect of Facility B and the RCF shall vary as set out below (it being understood that the Margin may reduce by more than one level at any one time):

Total Net Leverage Ratio	Facility B1 Margin (% per annum)	Facility B2Margin (% per annum)	RCF Margin (% per annum)
Greater than or equal to [●]:1[2]	5.50	5.00	5.50

Less than [●]:1[3] but greater than or equal to [●]:1[4]	5.25	4.75	5.25

Less than [●]:1[5]	5.00	4.50	5.00

[2]	To be set at 0.5x below opening leverage.
[3]	To be set at 0.5x below opening leverage.
[4]	To be set at 1.0x below opening leverage.
[5]	To be set at 1.0x below opening leverage.

The Margin ratchet shall be tested by reference to the annual audited consolidated financial statements and the consolidated quarterly financial statements and the related compliance certificates, and each Margin adjustment will be effective on the Business Day on which the Agent receives the compliance certificate in relation to the relevant annual audited consolidated financial statements and/or consolidated quarterly financial statements.

If the compliance certificate relating to the relevant annual audited consolidated financial statements shows that a higher rate of Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) pay to the Agent the amount necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate applied during such period.

If the compliance certificate relating to the relevant annual audited consolidated financial statements shows that a lower rate of Margin should have applied during a certain period, then the amount equal to the difference between (i) the amount of the interest that the relevant Borrower would have paid in relation to such period had the correct Margin been applied and (ii) the amount of the interest that the relevant Borrower actually paid in relation to such period shall be netted off against the next interest payment in respect of each applicable loan but only to the extent that the proportionate adjustment is made against participations in the applicable loans which are held by Lenders which held such participations during the relevant period.

Any decrease or increase in the Margin for a loan shall take effect on the date which is five Business Days after receipt by the Agent of the relevant compliance certificate.

While an Event of Default is continuing, the Margin for each loan under Facility B and the RCF shall be the highest rate set out above for a loan under the relevant facility. Once the relevant Event of Default is no longer continuing, the Margin will be recalculated on the basis of the most recently delivered compliance certificate provided with the annual audited consolidated financial statements or consolidated quarterly financial statements and any applicable decrease in the Margin will (provided that no other Event of Default is then continuing) apply with effect from the first Business Day on which the relevant Event of Default is no longer continuing.

4.7 Interest Periods for Loans:

Facility B:Two, three or six months or one month if selected by the Company at its discretion to the extent necessary or desirable to implement hedging or any other period agreed between the Company and the Agent (acting on the instructions of all Lenders in relation to the relevant Loan).

RCF: One, two, three or six months or any other period agreed between the Company and the Agent (acting on the instructions of all Lenders in relation to the relevant Loan).

4.8 Interest on Loans:	The aggregate of the applicable:

(a) Margin; and

(b) LIBOR or, in relation to any loan in euro, EURIBOR.

4.9 Payment of Interest on LCs:	Computed at the rate equal to the applicable Margin payable quarterly in arrear (or such shorter period ending on the relevant Expiry Date). Accrued LC interest is also payable on the amount of any reduction in the outstanding amount of a Letter of Credit at the time that reduction becomes effective.

4.10 Payment of Interest on Loans:	Computed at the rate equal to the applicable Margin payable at the end of each Interest Period in arrears.

4.11 Issuing Bank Fee:	As agreed with the Issuing Bank (if any).

4.12 Issuance/ Administration Fee:	As set out in a fee letter agreed with the Issuing Bank (if any).

Part 5: other terms

5.1 Documentation:

The Facilities will be made available under a senior facilities agreement which will be based on and consistent with the agreed recent European “covenant-loose” facilities agreement, a redacted copy of which has been provided by counsel to the Arrangers to counsel to the Company (the SFA Precedent) amended to reflect the terms set out in this term sheet and otherwise in form and substance satisfactory to the parties thereto (each acting reasonably) (the Senior Facilities Agreement).

An intercreditor agreement (the Intercreditor Agreement) will be entered into between (among others) the Obligors, the Lenders, the Agent and the Security Agent and will include, among other things, bail-in provisions. The Intercreditor Agreement will be based on an intercreditor agreement entered into in connection with the agreed recent European “covenant-loose” facilities agreement, a redacted copy of which intercreditor agreement has been provided by counsel to the Arrangers to counsel to the Company (the ICA Precedent), as amended to reflect the terms set out in this term sheet (including Schedule 4 (Intercreditor Principles)) and otherwise in form and substance satisfactory to the parties thereto (each acting reasonably).

Other documentation will include the Transaction Security Documents, fee letters and other ancillary documents (together with the Senior Facilities Agreement and the Intercreditor Agreement, the Finance Documents).

The first draft of the Senior Facilities Agreement shall be prepared by counsel to the Borrower and the first draft of the Intercreditor Agreement shall be prepared by counsel for the Lender.

5.2 Mandated Lead Arrangers:	Nomura International plc and Macquarie Corporate Holdings Pty Limited (UK Branch).

5.3 Lenders:	As selected by the Bookrunner.

5.4 Agent:	Lucid Agency Services Limited.

5.5 Security Agent:	Lucid Trustee Services Limited.

5.6 Reference Banks:	Appointment thereof subject, in each case, to the consent of the relevant entity.

5.7 Group:	The Company and its subsidiaries from time to time.

5.8 Company:	Inspired Entertainment Inc.

5.9 Original Borrowers:	Gaming Acquisitions Limited and Inspired Gaming (UK) Limited.

5.10 Original Guarantor:

a)       Inspired Entertainment Inc.

b)       Inspired Gaming USA Inc.

c)       DMWSL 633 Limited

d)       DMWSL 632 Limited

e)       DMWSL 631 Limited

f)        Gaming Acquisitions Limited

g)       Inspired Gaming Group Limited

h)       Inspired Gaming (Holdings) Limited

i)        Inspired Gaming (International) Limited

j)        Inspired Gaming (UK) Limited

k)       Inspired Gaming (Greece) Limited.

5.11 Original Obligors:	The Original Borrowers and the Original Guarantors.

5.12 Guarantors:	The Original Guarantors and, subject to the security principles set out in Schedule 1 (Agreed Security Principles) hereto (the Agreed Security Principles), each Material Company (as defined below) from time to time and such other members of the Group as are required to ensure that there are guarantees from members of the Group (excluding any Guarantor that generates negative EBITDA) who have an aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA but on an unconsolidated basis and excluding goodwill, all intra-group items and investments in subsidiaries of any member of the Group) representing at least 80 % of Consolidated EBITDA of the Group (for this purpose excluding (i) any members of the Group which are prevented from becoming a Guarantor due to legal prohibitions or would not be required to become a Guarantor in accordance with the Agreed Security Principles, (ii) any on-balance sheet joint ventures and (iii) any Guarantor that generates negative EBITDA) (the Guarantor Coverage) determined annually based on the audited financial statements of the Group.

5.13 Material Company:

At any time:

(a)       an Obligor;

(b)       a member of the Group that holds shares in an Obligor; and

(c)       any member of the Group which has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) on an unconsolidated basis representing 5.0% or more of the Consolidated EBITDA of the Group.

5.14 Obligors:	The Borrowers and the Guarantors.

5.15 Changes to Obligors:	A customary mechanism will be included in the Senior Facilities Agreement to enable any subsidiary of the Company which is either (i) is incorporated in the same jurisdiction as an existing Borrower, (ii) is incorporated in England and Wales or the United States of America[6] or (iii) has been approved by all the Lenders of the relevant facility to accede as borrower. A customary mechanism will also be included to enable Borrowers and Guarantors to resign.

5.16 Transaction Security:

Subject to the Agreed Security Principles, the guarantee and security package shall comprise substantially all assets and stock of the Obligors (the documents in respect of such security together being, the Transaction Security Documents).

The backstop date for post-closing guarantees and security to be 90 days following the Closing Date for members of the Target Group and thereafter 120 days following delivery of the relevant Annual Financial Statements or, as the case may be, with respect to any newly acquired Material Subsidiaries, following completion of the relevant acquisitions, provided in each case that a deadline of 150 days will apply in respect of any new jurisdiction (i.e. a jurisdiction in which no existing Obligor is located).

5.17 Initial Conditions Precedent:	Conditions precedent to initial utilisation of Facility B and the RCF during the Certain Funds Period shall be strictly limited to those set out in Schedule 3 (Conditions Precedent to initial Utilisation).

5.18 Further conditions precedent:	Subject to the initial conditions precedent, the Lenders will only be obliged to comply with a utilisation request other than one to which the Certain Funds provisions set out below apply, if on the proposed utilisation date for that loan (A) in the case of a RCF rollover loan, (a) no Facility incurred under the Senior Facilities Agreement has been accelerated following an Event of Default and (b) no Event of Default with respect to non-payment or insolvency is continuing and (B) in the case of any other loan, no Default has occurred and is continuing.

5.19 Certain Funds:

(a)       Subject to the initial conditions precedent and notwithstanding the further conditions precedent, during the Certain Funds Period the Lenders will only be obliged to comply with a utilisation request in respect of a Loan, if on the date of the utilisation request and on the proposed utilisation date for the Loan:

(i)       no Change of Control has occurred;

(ii)       no Major Default is continuing or would result from the proposed Loan;

(iii)     all the Major Representations are true in all material respects (or, to the extent the underlying representation is already subject to materiality, in all respects); and

(iv)     performance by the relevant Lender of its obligations under the Senior Facilities Agreement would not result in a mandatory prepayment event as described in section 5.26(a) (Prepayment and Cancellation) below occurring.

[6]	Macquarie will lend to any US borrower via an affiliate of its European entity. SFA will include ability to designate the appropriate lender.

(b)       During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with a utilisation request), none of the finance parties shall be entitled to:

(i)       cancel any of its Commitments to the extent to do so would prevent or limit the making of a Loan;

(ii)       rescind, terminate or cancel the Senior Facilities Agreement or any of Facility B or the RCF or exercise any similar right or remedy or make or enforce any claim under or in respect of any finance documents it may have to the extent to do so would prevent or limit the making of a Loan;

(iii)      refuse to participate in the making of a Loan;

(iv)     exercise any right of set-off or counterclaim in respect of a Loan to the extent to do so would prevent or limit the making of a Loan; or

(v)      cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other finance document to the extent to do so would prevent or limit the making of a Loan,

provided that immediately on expiry of the Certain Funds Period, all rights, remedies and entitlements shall be available to the finance parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

5.20 Certain Funds Period:

The period beginning on the date of the Senior Facilities Agreement and ending on (and including) the earliest of:

(a)       11.59 p.m. on the date which falls five Business Days after the acquisition closing date;

(b)       11.59 p.m. on the long-stop date under the Acquisition Agreement (as such time and date may be extended from time to time with the consent of the Mandated Lead Arrangers (acting reasonably));

(c)       11.59 p.m. on the date falling 9 months from the date of the Commitment Letter (as such time and date may be extended from time to time with the consent of the Mandated Lead Arrangers (acting reasonably)); and

(d)       the date on which the Company (or any of its Affiliates) determines and notifies the Agent in writing (which notification shall be provided as soon as reasonably practicable after making such determination) that:

(i)       the Company has conclusively withdrawn or terminated its bid for the Target;

(ii)      the Company’s offer for the target has been conclusively rejected; or

(iii)     the Company is conclusively excluded or rejected from the sale process by the vendors for any reason or the vendors terminate definitively such sale process or enter into a sale and purchase agreement in respect of the Target Group with a bidder other than the Company or any of its Affiliates; or

(iv)     the Acquisition Agreement is validly terminated prior to the acquisition closing date by either party thereto in accordance with its terms.

5.21 Major Defaults, Undertakings and Representations:

Major Default shall be defined to mean, with respect to the Original Obligors only (and excluding any procurement obligations on the part of the Original Obligors with respect to any other member of the Group or the Target Group) any event or circumstance constituting a Default that is continuing under any of paragraph (a) (Payment Default), paragraph (c) (Other obligations) insofar as it relates to a breach of any Major Undertaking, paragraph (d) (Misrepresentation) insofar as it relates to a breach of any Major Representation in any material respect, paragraph (i) (Unlawfulness and Invalidity) and paragraphs f (Insolvency) to (h) (Creditors’ process) (each inclusive) in each case of Section 5.39 (Events of Default) to this term sheet.

Major Representation shall be defined to mean a representation or warranty with respect to the Original Obligors only (and excluding any procurement obligations on the part of the Original Obligors with respect to any other member of the Group or the Target Group) under any of paragraphs (a) (Status) to (e) (Validity and admissibility in evidence) (inclusive) and paragraph (p) (Anti-Corruption Law and Sanctions) in each case of Section 5.30 (Representations) to this term sheet.

Major Undertaking shall be defined to mean an undertaking with respect to the Original Obligors only (and excluding any procurement obligations on the part of the Original Obligors with respect to any member of the Group or the Target Group) in each case under any of paragraphs (e) (Anti Corruption and sanctions), (g) (Restriction on Merger), (h) (No Change of Business), (i) (Restriction on Acquisitions), (j) (Restrictions on joint ventures), (k) (Holding Company), (n) (Pari Passu Ranking), (o) (Negative Pledge), (p) (Restriction on Disposals), (r) (Restriction on Loans and Credit), (s) (Restriction on Dividends and Share Redemption), (t) (Restriction on Payments under Intra-Group Loans and any other Subordinated Debt), (w) (Restriction on Financial Indebtedness), (x) (Restriction on Guarantees and Indemnities) and (y) (Restriction on Issuance of Share Capital) in each case of Section 5.35 (General Undertakings) to this term sheet.

5.22 Incremental Facilities:	A mechanism will be included in the Senior Facilities Agreement to enable the Company to establish additional term and revolving facilities up to an amount equal to the spare capacity in the “Credit Facilities Basket” (as set out below) (each incremental term facility being, an Incremental Term Facility, each revolving incremental facility being, an Incremental Revolving Facility and such facilities together being, the Incremental Facilities) made available by consenting institutions which, if established, will be made available under the Senior Facilities Agreement, will rank pari passu with the other facilities thereunder. Guarantors of an Incremental Facility ranking pari passu with Facility B and the RCF in relation to the Transaction Security under the terms of the Intercreditor Agreement shall also be Guarantors of Facility B and the RCF and the obligations under Facility B and the RCF shall be secured by the same Transaction Security granted in favour of any such pari passu Incremental Facility (subject in all cases to the Agreed Security Principles). The ability to establish Incremental Facilities will be subject to compliance with the conditions set out in Section 5.24 (Conditions to incurrence of Incremental Facility / Permitted Alternative Debt) below.

5.23 Permitted Alternative Debt:	In addition to the Incremental Facilities but subject to Section 5.24 (Conditions to incurrence of Incremental Facility / Permitted Alternative Debt) below, permission to incur additional debt as loans, bonds or other debt instruments (including assumed debt, acquired debt, acquisition debt and refinancing debt) outside of the Senior Facilities Agreement ranking pari passu with or subordinated to Facility B (the Permitted Alternative Debt). Guarantors of debt ranking pari passu with or subordinate to Facility B and the RCF in relation to the Transaction Security under the terms of the Intercreditor Agreement shall also be Guarantors of Facility B and the RCF and the obligations under Facility B and the RCF shall be secured by the same Transaction Security granted in favour of any such pari passu debt (subject in all cases to the Agreed Security Principles). No creditor of Permitted Alternative Debt shall be entitled to share in any of the Transaction Security which is shared with the creditors of Facility B and the RCF or in the benefit of any provisions of the Intercreditor Agreement unless such creditor (or its representative) has acceded to the Intercreditor Agreement.[7]

[7]	SA Note: All unsecured creditors of Financial Indebtedness that constitutes Permitted Alternative Debt (subject to a £10m individual de minimis carve out) (and the debtors thereof) and all secured creditors of Financial Indebtedness that constitutes Incremental Facilities or Permitted Alternative Debt (and the debtors thereof) will be required to sign/accede to the Intercreditor Agreement.

5.24 Conditions to incurrence of Incremental Facility / Permitted Alternative Debt:

(a)       Any person selected by the Company (in its sole discretion) may participate in the Incremental Facilities or may provide the Permitted Alternative Debt. There shall be no requirement to approach the existing Lender group before the Incremental Facilities and/or Permitted Alternative Debt can be established with other third parties. Provided that the conditions described in Sections 5.22 (Incremental Facilities) to 5.25 (Credit Facilities Basket) of this term sheet have been met, all other terms relating to the relevant Incremental Facility and Permitted Alternative Debt shall be as agreed with the relevant lenders providing such Incremental Facility or Permitted Alternative Debt.

(b)       An Incremental Facility and Permitted Alternative Debt may only be established if no Event of Default is continuing.

(c)       No consent will be required from the existing Lenders (other than a Lender making available the relevant Incremental Facility / Permitted Alternative Debt) in order to establish an Incremental Facility and/or incur any other Permitted Alternative Debt.

(d)       If incurred within 12 months of the Closing Date, there shall be a most favoured nation provision for the all in yield (to be defined) applicable to a term Incremental Facility/Permitted Alternative Debt denominated in Sterling or Euro ranking pari passu with Facility B and, subject to the Intercreditor Agreement, secured on the Transaction Security with headroom set at 1.0% above the all in yield applicable to the existing Facility B1 (in the case of such Incremental Facilities/Permitted Alternative Debt denominated in Sterling) or Facility B2 (in the case of such Incremental Facilities/Permitted Alternative Debt denominated in Euro) (the MFN Rate) unless the all in yield on Facility B is increased (if applicable, at each level of the applicable margin ratchet) by an amount equal to the amount by which the all in yield for such Incremental Facility/Permitted Alternative Debt exceeds the MFN Rate.

(e)       An Incremental Facility or any Permitted Alternative Debt may be amortising on terms and in amounts agreed with the relevant lenders, provided that, with respect to any Incremental Facility or any Permitted Alternative Debt subject to the Intercreditor Agreement, the scheduled repayment instalments falling prior to the initial Maturity Date for Facility B as at the date of the Senior Facilities Agreement do not exceed 1.00% of the principal amount of the relevant Incremental Facility or Permitted Alternative Debt in any Financial Year or the Facility B Lenders are offered the same amortisation percentage per annum as the proposed Incremental Facility or Permitted Alternative Debt (irrespective of whether they accept such offer).

(f)       The maturity date of an Incremental Facility or any Permitted Alternative Debt shall be as agreed with the relevant lenders, provided that, with respect to any Incremental Facility or any Permitted Alternative Debt subject to the Intercreditor Agreement the relevant maturity date shall not fall earlier than the initial Maturity Date of Facility B as at the date of the Senior Facilities Agreement.

(g)      Each Incremental Facility/Permitted Alternative Debt shall rank pari passu or junior to Facility B, the RCF and the other Incremental Facilities and may (unless unsecured), subject to the Agreed Security Principles, be guaranteed and secured by the same entities and security (unless otherwise agreed).

(h)      Any member of the Group which is or, upon the occurrence of such Incremental Facility/Permitted Alternative Debt will become, a Guarantor may be a Borrower under the Incremental Facilities and/or the Permitted Alternative Debt, provided that, with respect to any Incremental Facilities and/or the Permitted Alternative Debt that does not rank paari passu with the Senior Facilities such member of the Group must also be DMWSL 632 Limited or a holding company of DMWSL 632 Limited.

(i)       Providers of Incremental Facilities and, subject to footnote 7 above, Permitted Alternative Debt shall accede to the Intercreditor Agreement.

(j)       Any mandatory prepayment of an Incremental Facility and/or Permitted Alternative Debt that is subject to the Intercreditor Agreement must be shared rateably with Facility B.

5.25 Credit Facilities Basket

At any time:

(a)      an amount equal to the aggregate of:

(i)       the aggregate principal amount of all prepayments of Facility B, the RCF, any Incremental Facility or any Permitted Alternative Debt, any Debt Purchase Transactions entered into by the Group made on or prior to the date of the incurrence of the relevant Financial Indebtedness (or to be made in connection with the incurrence of the relevant Financial Indebtedness, including pro forma application of the net proceeds therefrom with full pro forma effect consistent with the definition of Consolidated Pro Forma EBTIDA); plus

(ii)      an amount equal to all accrued and unpaid interest, issue discounts and other customary fees and expenses (including any premiums, break costs, repayment protection or defeasance costs) and costs, expenses, taxes and fees incurred in connection with such Financial Indebtedness; plus

(iii)     an amount equal to the greater of £16m and 25% of Consolidated Pro Forma EBITDA; and

(b)       an unlimited amount so long as on a pro forma basis with respect to the utilisation of the principal or equivalent amount of the proposed Incremental Facility or Permitted Alternative Debt in full and the proposed use of proceeds thereof (including, without limitation, any refinancing of Financial Indebtedness and any acquired Consolidated Pro Forma EBITDA and assuming, for the avoidance of doubt, that all the proceeds thereof have been paid away with full pro forma effect consistent with the definition of Consolidated Pro Forma EBTIDA) the Total Net Leverage Ratio as at the most recent date for which, at Company’s election, annual, quarterly or monthly financial statements are available (or if none are available, the Closing Date) does not exceed the Total Net Leverage Ratio as at then prevailing financial covenant level (unless any applicable excess is being incurred under paragraph (a) above and it being understood that any Financial Indebtedness may be incurred under this paragraph (b) prior to incurring any amount under paragraph (a) above).

5.26 Prepayment and Cancellation:

(a)       Illegality

If, in any applicable jurisdiction, it becomes unlawful for a Lender to fund, issue or maintain its participation or to perform any of its obligations under the Senior Facilities Agreement (or it becomes unlawful for any affiliate of a Lender for that Lender to do so), its commitments shall be cancelled immediately and its share of the utilisations shall be repaid.

The Senior Facilities Agreement will include customary Issuing Bank illegality provisions.

(b)       Voluntary Cancellation

The Company may, on not less than 3 Business Days’ prior notice, cancel the whole or any part (being a minimum amount of, with respect to Facility B, £1,000,000 and, with respect to the RCF, £500,000) of an Available Facility.

(c)       Voluntary Prepayment – Facility B

Utilisations may be prepaid after the last day of the relevant Availability Period in whole or in part on 3 Business Days’ prior notice (but, if in part, by a minimum amount of £1,000,000).

(d) Voluntary Prepayment - Revolving Facility Utilisations may be prepaid in whole or in part on 3 Business Days’ prior notice (but, if in part, by a minimum amount of £500,000).

(e)       Increased Costs, Tax Gross-Up and Tax Indemnity

The Company may cancel the commitment of and prepay any Lender that makes a claim under these provisions (or require such a Lender to transfer its commitments).

(f)       Change of Control/Exit

The Company shall, promptly upon becoming aware, provide a written notice to the Agent of any Change of Control, flotation of any member of the group or holding company of any member of the Group or a sale of all or substantially all of the assets of the Group. Each Lender shall have 15 Business Days after the occurrence of a Change of Control to exercise an individual right, on 30 Business Days’ written notice to the Company, to cancel all its commitments and require that all its outstanding participations in utilisations are repaid with accrued interest and all other amounts accrued under the Finance Documents, whereupon such commitments will be cancelled and all such amounts will be immediately due and payable.

“Change of Control” means:

(i)       Inspired Entertainment Inc. ceasing to control directly DMWSL 633 Limited;

(ii)      DMWSL 633 Limited ceasing to control directly DMWSL 632 Limited;

(iii)     DMWSL 632 Limited ceasing to control directly DMWSL 631 Limited;

(iv)     DMWSL 631 Limited ceasing to control directly Gaming Acquisitions Limited;

(v)     Gaming Acquisitions Limited ceasing to control directly Inspired Gaming Group Limited;

(vi)     Inspired Gaming Group Limited ceasing to control directly Inspired Gaming (Holdings) Limited;

(vii)    Inspired Entertainment Inc. ceasing to control directly or indirectly Target; and/or

(viii)   any person or group of persons acting in concert gaining direct or indirect control of Inspired Entertainment Inc.

“control” of any entity other than Inspired Entertainment Inc. means:

(a)       the power (whether by way of ownership of shares, proxy, contract, agency or otherwise to:

(i)       cast, or control the casting of, 100% of the maximum number of votes that might be cast at a general meeting of that entity; or

(ii)      appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(b)       the holding legally and beneficially of 100% of the issued share capital of that entity.

“control” of Inspired Entertainment Inc. means:

(a)       the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)       appoint or remove all, or the majority, of the directors or other equivalent officers of Inspired Entertainment Inc.; or

(ii)      cast, or control the casting of, more than 35% of the maximum number of votes that might be cast at a general meeting of Inspired Entertainment Inc.; or

(b)       the holding beneficially of more than 35% of the issued share capital of Inspired Entertainment Inc..

For the avoidance of doubt, a listing which does not result in the Change of Control shall not trigger a prepayment obligation.

(g)       Mandatory Prepayment - Disposals

The proceeds of all disposals (less reasonable expenses and taxes incurred) shall be applied in prepayment of the Facilities promptly on receipt as set out below, other than proceeds which:

(i)       do not exceed individual and aggregate de minimis amounts of £1,000,000 respectively £3,000,000;

(ii)      are applied towards investment in the business of the Group as soon as possible but in any event within 12 months of receipt (or are committed to be applied by the relevant Group member within such 12-month period and those proceeds are in fact reinvested within 6 months after the end of such 12-month period); or

(iii)     arise as a result of certain specified categories of permitted disposals to be agreed.

(h)       Mandatory Prepayment - Excess Cashflow

An amount equal to the Applicable Percentage (as set out in the table below) of Excess Cashflow for any Financial Year (commencing in respect of the first full Financial Year commencing after the Closing Date) of the Company shall be applied in prepayment of the Facilities as set out below:

Total Net Leverage Ratio	Applicable Percentage (%)

Greater than or equal to [●]:1[8]	50

Less than [●]:1[9] but greater than or equal to [●]:1[10]	25

Less than [●]:1[11]	zero

A de minimis amount of the higher of £3,000,000 and 5.0% of Consolidated Pro Forma EBTIDA, together with any amounts applied in voluntary prepayment or towards debt buy backs shall be deducted prior to any such prepayment but after the applicable percentage set out above is calculated.

(i)       Mandatory Prepayment – Acquisition Proceeds

The proceeds of any claim against the Vendor or any Report provider in relation to the Acquisition (less reasonable expenses and taxes incurred) shall be applied in prepayment of the Facilities promptly on receipt as set out below, other than proceeds which:

(i)       are applied to satisfy a liability of a member of the Group arising as a result of the relevant claim;

[8]	To be set at 0.5x below opening leverage.
[9]	To be set at 0.5x below opening leverage.
[10]	To be set at 1.0x below opening leverage.
[11]	To be set at 1.0x below opening leverage.

(ii)      are applied to satisfy (or reimburse a member of the Group which has discharged) a liability of a member of the Group in compensation for a loss or in rectifying the deficiency (including, without limitation, tax liability, environmental liability, litigation and working capital deficiency) giving rise to the relevant claim within 12 months of receipt (or are committed to be applied by the relevant Group member within such 12-month period and those proceeds are in fact reinvested within 6 months after the end of such 12-month period); or

(iii)     do not exceed individual and aggregate de minimis amounts of £1,000,000 respectively £3,000,000.

(j)       Mandatory Prepayment – Insurance Proceeds

The proceeds of any insurance claim (less reasonable expenses and taxes incurred) shall be applied in prepayment of the Facilities promptly on receipt as set out below, other than proceeds which:

(i)       applied to meet a third party claim or, in the case of business interruption insurance only, to cover certain operating losses or in reinstatement of the relevant asset or otherwise in amelioration of the loss;

(ii)      are applied in replacement, reinstatement or repair of the relevant asset of the Group as soon as possible but in any event within 12 months of receipt (or are committed to be applied by the relevant Group member within such 12-month period and those proceeds are in fact reinvested within 6 months after the end of such 12-month period); or

(iii)     do not exceed individual and aggregate de minimis amounts of £1,000,000 respectively £3,000,000.

(k)       General

In the case of a loan under Facility B or any Incremental Term Facility, any amount prepaid may not be redrawn.

Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs and the Call Protection, without premium or penalty.

Any prepayment of a Utilisation (other than pursuant to paragraphs (a), (e) or (f) above) shall be applied on a pro rata basis among the relevant Lenders.

5.27 Application of Mandatory Prepayment Proceeds:	Mandatory prepayment proceeds will, subject to the Intercreditor Agreement, be applied in the following order (for the avoidance of doubt, irrespective of the currency in which any such indebtedness has been incurred):

(a)      pro rata against outstandings under Facility B and each Incremental Term Facility ranking pari passu with Facility B and secured on the Transaction Security;

(b)      then in cancellation of available commitments under the Revolving Facility and any Incremental Revolving Facility ranking pari passu with Facility B and secured on the Transaction Security;

(c)      then in prepayment of outstandings under the Revolving Facility and any Incremental Revolving Facility ranking pari passu with Facility B and secured on the Transaction Security; and

(d)      then in repayment and cancellation of outstandings and commitments under any Ancillary Facilities.

5.28 Facility B and Incremental Term Facility Prepayment Election:	Lenders participating in Facility B shall be entitled by giving the Agent not less than 3 Business Days’ prior notice to decline all or part of its share of mandatory prepayments of Facility B they are otherwise entitled to. The amount in respect of which that non accepting lender has waived its right to prepayment (the Waived Amount) may, at the election of the relevant non accepting lender, be allocated to any of its affiliates which are also Lenders at the relevant time, and otherwise shall be (i) offered to the other Facility B Lenders (pro rata to their respective Facility B Commitments) (with the balance of the Waived Amount which those Facility B Lenders elect not to receive being permitted to be applied as follows: (i) prepaid to the relevant non accepting lender, or (ii) retained by the Group and shall be permitted to be applied towards any purpose not prohibited by this Agreement.

5.29 Tax	Obligors will be required to gross up or to indemnify for or on account of tax on payments to lenders under the finance documents, except that a Borrower will not be obliged to gross-up or indemnify for or on account of tax on any payments to Lenders arising as a result of tax imposed by (i) that Lender’s jurisdiction of tax residence (or if different that Lender’s facility office) or (ii) that Borrower’s jurisdiction of tax residence unless, in each case, such withholding is a result of a change in law, tax treaty or published practice of the relevant tax authorities occurring after the date on which the relevant Lender becomes party to the SFA. It is intended that this will be reflected through the use of customary “Qualifying Lender” language. It is acknowledged that the Obligors will not be required to indemnify a Lender in respect of any cost or tax relating to FATCA, bank levy or bank profit surcharge.

5.30 Representations:	The Senior Facilities Agreement will contain representations with respect to the Obligors and the other members of the Group that are usual for transactions of this nature and shall include customary qualifications and carve outs (to be agreed), including, without limitation, the following:

(a) status;*

(b) binding obligations;*

(c) non-conflict with other obligations;*

(d) power and authority;*

(e) validity and admissibility in evidence;*

(f) governing law and enforcement;*

(g) no filing or stamp taxes; (h) no deduction of tax;
(i) no default;* (j) no misleading information;*
(k) financial statements;*

(l) no proceedings; (m) no breach of laws; (n) environmental laws;
(o) taxation; (p) anti-corruption law and sanctions;*
(q) ranking*;

(r) good title to assets;*

(s) legal and beneficial ownership,* (t) shares;*
(u) intellectual property;

(v) group structure chart;

(w) centre of main interests and establishments*

(x) security and Financial Indebtedness; (y) Guarantor Threshold Test; (z) Accounting reference date;

(aa)     Acquisition documents, disclosures and other documents;

(bb)    Pensions;

(cc)    ERISA* (subject to MAE);

(dd)    Margin stock*;

(ee)    Investment Company Act*;

(ff)     US solvency* (but repeating only on utilisation dates and only to the extent the relevant Borrower is incorporated in the USA); and

(gg)    Holding and dormant companies.

Representations marked with a “*” shall be repeating representations.

5.31 Information Undertakings:	The Company shall supply each of the following:

(a)       as soon as they become available, but in any event within 120 days of the end of its Financial Years, its audited consolidated financial statements for that Financial Year and, if requested by the Agent, those of any Obligor;

(b)       as soon as they become available, but in any event within 60 days of the end of its Financial Quarter years, its consolidated financial statements for that Financial Quarter;

(c)       as soon as they become available, but in any event within 45 days of the end of each month, its consolidated financial statements for that month (including cumulative management accounts for the Financial Year to date) together with a statement from the directors of the Company commenting on that month’s performance and any material developments;

(d)      with each set of audited consolidated financial statements and each set of its consolidated quarterly financial statements, a compliance certificate signed by one director of the Company and, in the case of the audited consolidated financial statements, reported on by the Company’s auditors, in the form agreed by the Company and the Majority Lenders:

(i)       in each case certifying compliance with the financial covenant and, in the case of the Company’s audited consolidated annual financial statements, reported on by the Company’s auditors on the proper extraction of the numbers used in the financial covenant calculations;

(ii)      in the case of the annual compliance certificate only, confirming which members of the Group are Material Companies and that the Guarantor Coverage has been met; and

(iii) in each case setting out the calculation of Total Net Leverage Ratio for the purposes of the Margin Ratchet;

(e)       all documents dispatched by the Company to its shareholders generally (or any class of them) or by the Company or any other Obligor to its creditors generally (or any class of them);

(f)       details of any claim under the Acquisitions Documents in an amount exceeding £2m and of any disposal which will result in a mandatory prepayment of the Facilities;

(g)      details of any material litigation, arbitration or administrative proceedings or any material judgment; and

(h)      such other information as the Agent (acting on the instructions of the Majority Lenders) may reasonably request regarding the financial condition, assets and operations of the Group and/or any member of the Group.

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

If the Agent so requests, the Company shall promptly deliver a certificate certifying that no Default is continuing (or if a Default is continuing, specifying the steps being taken to remedy it).

At least two members of the senior management of the Company will give a presentation to the Finance Parties in each Financial Year (or, upon request by the Majority Lenders (acting reasonably), more often if an Event of Default has occurred) about the on-going business and financial performance of the Group and any applicable budget related matters. Such presentation may, at the Company’s election, take place in a physical location or over the telephone.

Customary undertakings relating to the provision by the Obligors of information for any “know your customer” checks required to be carried out by the Agent and the Lenders shall be included in the Senior Facilities Agreement.

The Company may satisfy its obligations to deliver information to those Lenders who agree by posting such information onto an electronic website.

The Company must label all information delivered as either public side or private side information.

5.32 Key Financial Definitions and Calculation Methodology:	Financial definitions (including, without limitation, definitions of Consolidated EBITDA and those required in connection with the financial covenant (as described below)) and calculation methodology with respect to the financial definitions and the financial covenant to be as set out in Schedule 2 (Financial Definitions and Calculation Methodology) hereto.

5.33 Financial Covenant:	Total Net Leverage Ratio (as at any quarter date on which this covenant is required to be tested) shall not exceed the ratio specified next to such quarter date in the table below.

Quarter date	Total Net Leverage Ratio[12]
30 June 2019	5.1:1
31 September 2019	5.1:1
31 December 2019	5.1:1
30 March 2020	5.1:1
30 June 2020	4.1:1
31 September 2020	4.1:1
31 December 2020	4.1:1
30 March 2021	4.1:1
30 June 2021	3.0:1
31 September 2021	3.0:1
31 December 2021 and thereafter	3.0:1

The first testing date for the financial covenant shall be in respect of the Relevant Period ending on the last day of the third complete Financial Quarter following the Closing Date.

There shall be no other financial covenants.

[12]	Assuming closing in 3Q19 the first testing date would be 2Q20 – as per this Term Sheet, the first testing date for the financial covenant shall be in respect of the Relevant Period ending on the last day of the third complete Financial Quarter following the Closing Date and inclusion of any ratios preceding such first test date is for informational purposes only without prejudice to the remainder of this Term Sheet.

5.34 Equity Cure:

The Company will have the right to cure breaches of the financial covenant (an Equity Cure) by the contribution from its shareholders of additional equity and/or subordinated loans in an amount equal to or (except in relation to any Cure Amount applied as a deemed increase of Consolidated Pro Forma EBITDA) in excess of the amount required to cure such breach (a Cure Amount).

The Cure Amount shall be applied in deemed reduction of debt or (at the option of the Company) as a deemed increase of Consolidated Pro Forma EBITDA.

Any Equity Cure may be made at any time on or prior the date falling 20 Business Days after the due date for delivery of the financial statements evidencing such breach. There shall be no more than 3 Equity Cures in aggregate over the lifetime of the facilities and Equity Cures may not be applied in consecutive Financial Quarters.

There will be no requirement to apply the proceeds from any Cure Amount in prepayment of the Senior Facilities.

An automatic cure shall apply if, on the next applicable testing date, the financial covenant is complied with and neither Facility B nor the RCF have been accelerated.

5.35 General Undertakings:	The Senior Facilities Agreement will contain general undertakings with respect to the Obligors and the other members of the Group usual for transaction of this nature (subject to such qualifications and exceptions as may be agreed and including restrictions on transactions between Obligors and non-Obligors), including, without limitation, the following:

Authorisations and compliance with laws

(a) authorisations;

(b) compliance with laws; (c) environmental compliance; (d) environmental claims; (e) anti-corruption law and sanctions;

(f) taxation;

Restrictions on business focus

(g) restriction on merger;

(h) no change of business;

(i) restriction on acquisitions;

(j) restriction on joint ventures;

(k) holding company;

(l) centre of main interests and establishments;

Restrictions on dealing with assets and Security

(m) preservation of assets;

(n) pari passu ranking;

(o) negative pledge;

(p) restriction on disposals;

(q) arm’s length basis;

Restrictions on movements of cash - cash out

(r) restriction on loans and credit; (s) restriction on dividends and share redemption; (t) restriction on payments under intra-group loans and any other subordinated debt;

Restrictions on movements of cash - cash in

(w) restriction on financial indebtedness;

(x) restriction on guarantees and indemnities; (y) restriction on issuance of share capital;
Miscellaneous

(x) insurance;

(y) pensions;

(z) access;

(aa) intellectual property;

(bb) treasury transactions; (cc) Guarantor Coverage and Material Companies; (dd) further assurance; (ee) People with Significant Control Regime;

(ff)      Financial assistance;

(gg)    Acquisition Documents (including prohibiting any amendments to the Acquisition Documents which would be materially adverse to the interests of the Finance Parties in their capacities as Lenders (taken as a whole));

(hh)   compliance with hedging letter; and

(ii)      maintenance of rating.

5.36 Certain Permitteds	The general undertakings shall in any event permit the transactions described in Schedule 5 (Baskets, Events of Default and Certain Other Items) as well as the following:

Payments

(a)       payments pursuant to a general basket equal to the greater of £16 million or, if higher, 25% of Consolidated Pro Forma EBITDA;

(b)      unlimited payments (as set out in the table below) subject to the Total Net Leverage Ratio (pro forma for such payment) as set out below:

Total Net Leverage Ratio	Funding Source

Greater than or equal to [●]:1[13]	No payments permitted

Less than [●]:1[14] but greater than or equal to [●]:1[15]	Unused Retained Excess Cash since date of SPA

Less than [●]:1[16]	Any funding source (pro forma for that funding source)

Indebtedness

(c) any and all assumed debt, acquired debt or acquisition debt provided: (i) it does not result in the Credit Facilities Basket (as set out above) being exceeded;

[13]	To be set at 1.0x below opening leverage
[14]	To be set at 1.0x below opening leverage
[15]	To be set at 1.25x below opening leverage
[16]	To be set at 1.25x below opening leverage

(ii)      it is repaid or otherwise discharged within 6 months from assumption/acquisition; or

(iii)     the Total Net Leverage Ratio (pro forma for such assumption/acquisition with full pro forma effect consistent with the definition of Consolidated Pro Forma EBTIDA) does not exceed the the prevailing financial covenant level;

Acquisitions, JVs, Investments

(d)       any and all acquisitions, joint ventures or investments (whether in an unrestricted subsidiary, a non-guarantor or otherwise) shall be permitted subject only to no payment or insolvency Event of Default continuing at the time of legal commitment and compliance with sanctions, provided that:

(i)       any investments in a joint venture or an unrestricted subsidiary shall not exceed 25% of Consolidated Pro Forma EBITDA in any Financial Year (net of amounts received from such investments, investments funded from Acceptable Funding Sources and disregarding investments made in unrestricted subsidiaries that are subsequently designated subsidiaries);

(ii)      any acquisition of a company or a business may only be made if the relevant target has positive EBITDA or negative EBITDA that does not exceed GBP1m; and

(iii)     with respect to any investments in a joint venture or an unrestricted subsidiary and any acquisition of a company or a business, the member of the Group that is legally committing to and/or making such investment or acquisition must not be a holding company of DMWSL 631 Limited, and, for the avoidance of doubt, there shall be no other ratio tests, baskets or other caps that would limited the Group’s ability to make any such acquisitions, joint ventures or investments.

Permitted Disposals

(e)      disposals of fixed (including gaming terminals) or long term assets where the net proceeds are designated, within 6 months prior to, or 12 months following (and actually applied within 18 months following), such disposal to purchase any assets useful to the Group, make acquisitions or other investments (in each case, for the avoidance of doubt, to the extent such acquisitions or other investments are not otherwise prohibited under the Senior Facilities Agreement), for capex or applied in prepayment of any Financial Indebtedness;

(f)       any disposal provided that no payment or insolvency Event of Default is continuing at the time of legal commitment and at least 75% of the consideration receivable is cash, provided that cash shall be deemed to include (i) any shares received in connection with such disposal and converted into cash within 180 days of receipt and (ii), subject (other than with respect to disposals of gaming machines) to a cap of £2mm per single asset, £5mm per Financial Year and £10mm over the life of the Agreement, the fair market value of any other non-cash consideration received (net of any cash received by the Group at any time following the conversion of such consideration into cash), provided that 100% of the proceeds of such conversion shall be applied as required under paragraph (g) of Section 5.26 (Prepayment and Cancellation) below).

5.37 Growth baskets:	Growth baskets to be included pursuant to which certain baskets, permissions or thresholds (including, for the avoidance of doubt, those expressly stated in this Term Sheet as benefitting from a grower) will be expressed as the greater of a fixed GBP number and a percentage of Consolidated Pro Forma EBITDA. All baskets, permissions and thresholds set by reference to a fixed period of time shall be subject to an ability to carry forward and/or carry back 100% of any unused amount.

5.38 Unrestricted subsidiaries:	Company shall be able to, at its discretion, designate by written notice to the agent any member of the Group which is not an Obligor and any newly incorporated person or other special purpose vehicle (including its subsidiaries, whether acquired as a result of a permitted acquisition, permitted joint venture or otherwise) as an unrestricted subsidiary. No unrestricted subsidiary shall be a member of the Group and consequently it shall not be subject to the obligations, restrictions or other provisions of the Senior Facilities Agreement other than certain specified provisions such as sanctions undertakings and others to be agreed. Unrestricted subsidiaries may be designated restricted subsidiaries at the Company’s discretion (but once so redesignated may not subsequently be designated as unrestricted again).

5.39 Events of Default:	The Senior Facilities Agreement will contain events of default usual for transactions of this nature (subject to such qualifications and remedy periods as may be agreed including without limitation as set out in Schedule 5 (Baskets, Events of Default and Certain Other Items)) and as may be agreed in respect of each Obligor and, if appropriate, member of the Group including, without limitation, the following:

(a)       non-payment unless:

(i)       in the case of principal and interest, failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within 3 Business Days of its due date; and

(ii)       with respect to any other amounts, payment is made within 5 Business Days of the due date;

(b) breach of the financial covenant (subject to the cure rights specified in paragraph 5.34 (Equity Cure)) and any breach of the requirement to deliver financial statements, the annual budget and/or related compliance certificates;

(c) failure to comply with any other provision of the Finance Documents unless such failure is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice and (ii) the Obligor becoming aware;

(d) misrepresentation;

(e) cross default, subject to an agreed minimum amount;

(f) insolvency;

(g) insolvency proceedings;

(h) creditors’ process (subject to an agreed minimum amount);

(i) unlawfulness and invalidity;

(j) Intercreditor Agreement; (k) cessation of business;
(l) audit qualification in respect of an Obligor continuing as a going concern or by reason of failure to disclose financial information or being materially adverse to the Finance Parties (taken as a whole);

(m) expropriation; (n) repudiation and rescission;

(o)       litigation;

(p)      ERISA events;

(q)      US insolvency; and

(r)       material adverse change.

Standard US automatic acceleration provisions shall also apply with respect to Borrowers incorporated in the United States of America.

5.40 Clean Up Period:	120 days for the Acquisition and any permitted acquisition / investment.

5.41 Minimum Hedging Requirement:

Interest rate hedging to be implemented in respect of not less than 50% of the amounts outstanding under Facility B for a minimum period of 3 years within 120 days of the Closing Date.

All Hedging Agreements will rank pari passu with the Facilities.

No ROFR, ROFO or similar rights in favour of the Finance Parties.

5.42 Material Adverse Effect:

“Material Adverse Effect” means any event or circumstance which in each case after taking into account all mitigating factors or circumstances including, any warranty, indemnity or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment:

(a)      has a material adverse effect on:

(i)       the consolidated business, assets or financial condition of the Group (taken as a whole); or

(ii)      the ability of the Group (taken as whole) to perform its payment obligations under the Finance Documents; or

(b)      subject to the Legal Reservations and any Perfection Requirements, affects the validity or the enforceability of any of the Finance Documents to an extent which is materially adverse to the interests of the Finance Parties under the Finance Documents taken as a whole and, if capable of remedy, is not remedied within 20 Business Days of the earlier of (i) the Company becoming aware of the issue and (ii) the giving of written notice of the issue by the Agent.

5.43 Majority Lenders:	66 2/3% of Total Commitments.

5.44 Super Majority Lenders:	80% of Total Commitments.

5.45 Amendments:

Any amendment or waiver may be made with the consent of the Majority Lenders and the Company unless that amendment or waiver is specified as requiring the consent of a higher proportion of Lenders and/or any other Finance Party and the Company.

In addition, if any amendment, waiver or consent is a structural adjustment (allowing for such amendments and waivers effecting changes in the structure and size of Facility B or (as applicable) the RCF) that amendment, waiver or consent shall only require the prior consent of the Company and each Lender that is participating in that structural adjustment and shall not require the consent of any other Lender unless such structural adjustment is to increase the Commitments or reduce the tenor of any of the Facilities in which case the consent of the Majority Lenders shall also be required.

5.46 Super Majority Lender Decisions:

Subject to the structural adjustment clause, any amendment, waiver or consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to certain clauses to be agreed, including (without limitation):

(a)       any provision which expressly requires the consent of the Super Majority Lenders;

(b)       the nature or scope of the guarantee and indemnity granted under the Senior Facilities Agreement or the Charged Property; and

(c)       the release of any guarantee and indemnity granted under the Senior Facilities Agreement.

5.47 All Lender Decisions:

Subject to the structural adjustment clause, any amendment, waiver or consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to certain clauses to be agreed, including (without limitation):

(a)       the definition of “Change of Control”, “Majority Lenders” and “Super Majority Lenders”;

(b)       an extension to the date of payment of any amount under the Finance Documents;

(c)       a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)       a change in currency of payment of any amount under the Finance Documents;

(e)       an increase in any commitment or the Total Commitments, an extension of any Availability Period or any requirement to a cancellation of commitments reduces the commitments of the Lenders rateably under the relevant facility;

(f)       the equivalent of the following clauses in the Senior Facilities Agreement:

Clause 2.4 (Finance Parties’ rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 12.1 (Illegality), Clause 14.10 (Application of prepayments), Clause 42 (Amendments and Waivers), Clause 47 (Governing law) or Clause 48.1 (Jurisdiction of English courts);

(g)       a change to the Borrowers or Guarantors other than in accordance with the Senior Facilities Agreement;

(h)       any provision which expressly requires the consent of all the Lenders and the structural adjustment clause; and

(i) any amendment to the order of priority or subordination under the Intercreditor Agreement or the manner in which the proceeds of enforcement of the Transaction Security are distributed.

5.48 Yank the Bank:	If any Lender becomes a Non-Consenting Lender, then, within 45 days of such Lender becoming a Non-Consenting Lender, the Company may, on 5 Business Days’ prior written notice cause that Lender’s position to be transferred at par to a person (that is not a member of the Group) nominated by the Company for a purchase price in cash equal to that Lender’s participations in the utilisations then outstanding.

5.49 Snooze You Lose:	Ten (10) Business Days.

5.50 Assignments / Transfers and Sub-Participations by Lenders:

A Lender may assign any of its rights to, transfer by novation any of its rights and obligations to or enter into a voting sub-participation with another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

Anti-circumvention language shall be included to avoid prohibited transfers described above from being effected by way of structured solutions where the commercial effect of such solutions is to achieve transfer of debt to a person that would not otherwise have been able to become a Lender without Borrower consent.

The Company’s consent (not to be unreasonably withheld or delayed and deemed given if not expressly refused within 10 Business Days) will be required for any transfer, assignment or voting sub-participation (or conversion of non-voting into voting sub-participation) unless such transfer, assignment or voting sub-participation (or conversion of non-voting into voting sub-participation) is:

(a)       to an entity identified on a list to be agreed by the Company and the Mandated Lead Arrangers;

(b)       to another Lender or an affiliate of any Lender;

(c)       to a fund which is a Related Fund of the assigning or transferring Lender; or

(d)       made while a financial covenant, payment or insolvency Event of Default is continuing.

There shall be no restrictions or consent requirements in respect of any non-voting sub-participation provided that the transferring Lender warrants and represents to the Company that it retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations). Breach of such representation shall render the relevant Lender a Defaulting Lender.

Voting Sub-participations and conversions of non-voting into voting sub-participations shall be subject to the same restrictions as transfers and assignments.

Notwithstanding anything to the contrary in this term sheet, absolute prohibition at all times prior to (other than with respect to paragraph (c) below) a financial covenant, payment or insolvency Event of Default which is continuing on transfers, assignments or sub-participations of any kind to any of the following persons unless the prior written consent of the Company (in its sole discretion) is obtained:

(a)       an Industry Competitor (to be defined as any person or entity (or any of its affiliates) which is a trade competitor of a member of the Group and any controlling shareholder of a trade competitor of a member of the Group, provided that, for the avoidance of doubt, this shall not include any person or entity (or any of its affiliates) which is a bank, financial institution or trust, fund or other entity whose principal business or a material activity of whom is arranging, underwriting or investing in debt); or

(b)      Loan to Own Investors; or

(c)      any person that is (or would, upon becoming a Lender, be) a Defaulting Lender.

“Loan-to-Own Investor” means any person (including an affiliate of a Finance Party) which is engaged in investment strategies that include the purchase of loans or other debt securities with a view to owning the equity or gaining control of a business (directly or indirectly) or which utilizes any other similar “loan to own” strategies.

With respect to any transfers, assignments or sub-participations of the Revolving Facility (i) the Company shall also be informed on or prior to the date of the relevant assignment, transfer or sub-participation and (ii) the transferee shall be a deposit taking financial institution authorised by a financial services regulator which holds a minimum rating equal to or better than BBB- or Baa3 (as applicable).

5.51 Miscellaneous Provisions:	The Senior Facilities Agreement will contain provisions relating to, among other things, default interest, market disruption, replacement screen rate, debt purchase transactions (and disenfranchisement of group purchasers), breakage costs, increased costs, indemnities, set-off and administration.

5.52 Costs and Expenses:	All costs and expenses (including legal fees) reasonably incurred by the Agent, the Mandated Lead Arrangers, the Bookrunner, the Security Agent and any other Finance Party in connection with the negotiation, preparation, printing, execution, syndication and perfection of the Senior Facilities Agreement, any document referred to in the Senior Facilities Agreement, the Transaction Security and/or any other Finance Documents shall be paid by the Company promptly after receipt of the corresponding invoice on demand. Such costs and expenses shall in any event not be payable before the date falling five Business Days after receipt of the corresponding invoice.

5.53 No Deal, no Fees	No fees, commissions, costs or expenses (other than the agreed legal fees subject to the agreed cap) will be payable unless the Closing Date occurs.

5.54 Governing Law:	English law, save where inappropriate for Transaction Security Documents.

5.55 Jurisdiction:	Courts of England, save where inappropriate for Transaction Security Documents.

5.56 Counsel to the Company:	Sidley Austin LLP.

5.57 Counsel to Bookrunner:	White & Case LLP.

SCHEDULE 1
Agreed Security Principles

1.	Security Principles

(a)	The guarantees and security to be provided under the Finance Documents will be given in accordance with the agreed security principles set out in this Schedule. This Schedule addresses the manner in which the agreed security principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

(b)	The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and security from each Obligor in every jurisdiction in which the Obligors are located. In particular:

(i)	general legal and statutory limitations (including, with respect to the relevant jurisdictions for which guarantee limitation language is set out in Senior Facilities Agreement), such limitations as set out therein), regulatory restrictions financial assistance, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” “exchange control restrictions” and “capital maintenance” rules, tax restrictions retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to its amount or otherwise and, if so, the guarantee or security will be limited accordingly;

(ii)	the security (including, for the avoidance of doubt, the maximum amount secured thereunder) and extent of its perfection will be agreed taking into account the cost to the Group of providing security (including, but not limited to, any notarial costs or increase to the tax cost of the Group, stamp duty and registration taxes and all applicable legal fees) so as to ensure that it is proportionate to the benefit accruing to the Finance Parties and such cost shall not exceed any amount which may be agreed between the Company and the Security Agent;

(iii)	any assets subject a legal requirement or third party contract, lease, licence, instrument or other third party arrangements which are not prohibited by the Senior Facilities Agreement and which prevent or condition those assets from being charged, secured or otherwise subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) will be excluded from any relevant security document whilst such third party arrangements remain in place provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the Obligors if the relevant asset is material if the Company reasonably determines that such endeavours will not involve placing material commercial relationships with third parties in jeopardy;

(iv)	members of the Group will not be required to give guarantees or enter into security documents it is not within the legal capacity of the relevant member of the Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a risk of personal or criminal liability on the part of any director or officer; provided that the relevant Group member shall use reasonable endeavours to overcome any such obstacle;

(v)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets

(vi)	any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the relevant Obligor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document;

(vii)	the granting of guarantees or security, or the perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents therefore or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection. Unless otherwise specified in the Finance Documents, the granting or perfection of security will not be required if it would have a material adverse effect on the ability of the relevant Obligor or any other member of the Group to conduct its operations and business in the ordinary course or as otherwise permitted by the Finance Documents (including, without limitation, notification of receivables security to third party debtors until a Declared Default has occurred provided that, for the avoidance of doubt, if it is only the perfection of security which would give rise to such a material adverse effect then the security will still be granted but not perfected). The registration of security interests in intellectual property will only be in respect of material intellectual property in the UK, the EU and the USA subject to the general principles set out in these Agreed Security Principles;

(viii)	no guarantee from, or security will be required to be given by, persons or over (and no consent shall be required to be sought with respect to) assets which are required (by contracts entered into prior to (and not in contemplation of) the acquisition of such acquired indebtedness) to support acquired indebtedness to the extent such acquired indebtedness is permitted by this Agreement to remain outstanding after an acquisition unless such guarantees or security are permitted or not otherwise prohibited under the terms of such acquired indebtedness. No member of a target group acquired pursuant to an acquisition not prohibited by this Agreement shall be required to become a Guarantor or grant security with respect to the Facilities if prevented by the terms of the documentation governing that acquired indebtedness to the extent entered into prior to (and in contemplation of) such acquisition;

(ix)	no title investigations or other diligence on assets will be required an no title insurance will be required;

(x)	guarantees and security will not be required from or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly-owned by another member of the Group to the extent the constituent documents of such joint venture or similar arrangement, minority interest or member of the Group that is not wholly-owned by another member of the Group prohibit granting guarantees and security provided that reasonable endeavours to obtain consent to charging any such assets (where otherwise prohibited) shall be used by the Group for a specified period of time, provided that no Obligor shall be required to take any action to obtain the consent, if in the view of the Company, such action would be materially adverse to the interests of the Group or any member thereof;

(xi)	Other than share security over an Obligor’s subsidiaries that are Guarantors, all security shall be governed by (subject to the final sentence of this paragraph) the law of and secure assets located in the jurisdiction of incorporation of that Obligor. Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary. With respect to any Obligor with material assets outside its jurisdiction of incorporation such security (if any) over such assets shall be governed by the laws of the jurisdiction in which such material assets are located (subject always to the other provisions of these Agreed Security Principles);

(xii)	no perfection action will be required in jurisdictions where or Obligors are not incorporated (other than in respect of security over intercompany receivables, notification of intra-group companies located in other jurisdictions than the pledgor(s)) but perfection action may be required in the jurisdiction of incorporation of one Obligor in relation to security granted by another Obligor incorporated in a different jurisdiction;

(xiii)	other than a general security agreement and related filing, no perfection action will be required with respect to assets of a type not owned by members of the Group; and

(xiv)	Chargors incorporated in England & Wales shall enter into a floating charge which enables the Security Agent to fulfil the criteria of a qualifying floating charge holder.

2.	Guarantors and Security

(a)	Subject to the guarantee limitations set out in Senior Facilities Agreement relating to guarantee limitations, or, in the case of an Additional Obligor, the guarantee limitations set out in the relevant Accession Deed, each guarantee will be an upstream, cross-stream and downstream guarantee, and each guarantee and security will be for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction. The Transaction Security Documents will secure all liabilities of the Obligors under the Finance Documents, in each case in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction.

(b)	Where an Obligor pledges shares, the security document will be governed by the laws of the company whose shares are being pledged and not by the law of the country of the pledgor. Subject to these principles, the shares in each Guarantor shall be secured. The shares held by a Guarantor in a Subsidiary that is not a Guarantor shall not be required to be the subject of Security.

(c)	To the extent legally effective, all security shall be given in favour of the Security Agent and not the Finance Parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the Intercreditor Agreement and not the individual security documents unless required under local laws. To the extent legally possible, there should be no action required to be taken in relation to the guarantees or security when any Bank assigns or transfers any of its participation in the Facilities to a New Lender.

(d)	Unless otherwise expressly agreed in any Finance Documents, the Guarantors will not be required to pay or be liable for any costs of any re-execution, notarisation, re-registration, amendment or other perfection requirement for any security on any assignment or transfer by the Mandated Lead Arrangers or any Existing Lender to a New Lender and the relevant costs or fees shall be for the account of the New Lender.

(e)	Any security document shall only be required to be notarised or notarially certified if required by law in order for the relevant security to become effective, enforceable or admissible in evidence.

3.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)	the security will be first ranking, to the extent possible;

(b)	security will not be enforceable until a Declared Default has occurred;

(c)	the Security Agent, Lenders and Hedging Counterparties shall only be able to exercise a power of attorney following the occurrence of a Declared Default or failure by the relevant Obligor to perform a perfection obligation under or relating to a Finance Document within 10 Business Days of notice by the Security Agent;

(d)	subject to the legal requirements in the relevant jurisdictions, the Transaction Security Documents should only operate to create and perfect security rather than to impose new commercial obligations, interfere unreasonably with the operation of its business or repeat clauses contained in other Finance Documents, accordingly (i) they should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, information maintenance or protection of assets or the payment of fees, costs and expenses) unless these are the same as or consistent with those contained in this Agreement and/or are required for the creation and perfection of security or are given in a “third party” security document and (ii) nothing in any Transaction Security Document shall (or be construed to) prohibit any transaction, matter or other step or dealing whatsoever in relation to any asset the subject of any Transaction Security Document if not prohibited by the terms of the other Finance Documents;

(e)	no security will be granted over parts, stock, moveable plant or equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(f)	other than filing security documents at Companies House or other similar or equivalent general filings in any relevant jurisdictions other than England and Wales) perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or applicable law equivalent);

(g)	in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposits or securities accounts) unless the Finance Documents expressly provide for any asset to be subject to specific restrictions on use;

(h)	information, such as lists of assets, will be provided if, and only to the extent required by local law to be provided to perfect or register the security and, when required, shall be provided no more frequently than annually (unless required more frequently under local law) or, following an Event of Default which is outstanding, on the Security Agent’s reasonable request;

(i)	Security will, where legally possible and practicable, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges or notices shall be provided at intervals no more frequent than twelve Months (unless required more frequently under local law) or following an Event of Default which is continuing on the request from the Security Agent (acting reasonably); and

(j)	each Transaction Security Document must contain a clause which records that if there is a conflict between the Transaction Security Document and this Agreement, or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Agreement or of the Intercreditor Agreement, as applicable, will take priority over the provisions of the Transaction Security Document.

4.	Bank Accounts

If an Obligor grants Security over its bank accounts it shall be free to deal with, operate, open and close and transact business in relation to those accounts (other than any accounts which are specifically blocked) in the course of its business until the occurrence of a Declared Default.

Where “fixed” Security is required, if required by applicable law to create or perfect the Security and without disrupting the operation of the account, notice of the Security or a form of account control agreement will be served on the account bank within 10 Business Days of the Security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice or acceptance of such account control agreement within 20 Business Days of service If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement or acceptance shall cease on the expiry of that 20 Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Obligor from using a bank account in the course of its business no notice of security shall be served until the occurrence of a Declared Default.

Any security over bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank, to the extent that these have not been waived by the account bank in its acknowledgement. The notice of security shall request these are waived by the account bank but the Obligor shall not be required to change its banking arrangements if these security interests are not waived or only partially waived. The pledgors shall be required to request and obtain the consent of the account bank for the creation of the security over its bank accounts, in case of any relevant negative pledge covenants of the account bank.

If required under applicable law security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

Any security over bank accounts shall provide for the release of such security if the relevant account holder decides to close such bank account provided that, at the time of the closure, (i) there is no Declared Default and (ii) the positive balance of such bank account is transferred to a pledged account.

5.	Fixed Assets

If an Obligor grants security over its material fixed assets it shall be free to deal with those assets in the course of its business as not otherwise prohibited by the terms of the Finance Documents until the occurrence of a Declared Default.

No notice (other than security registrations), whether to third parties or by attaching a notice to the fixed assets, shall be prepared or given until the occurrence of a Declared Default.

If required or necessary to create, protect, preserve or enforce under applicable law Security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.

6.	Insurance Policies

An Obligor may grant Security over its insurance policies in respect of which claims thereunder may be mandatorily prepaid, provided that such insurance policy does not prohibit such Security to be so granted.

If required by local law to perfect the security or customary under agreed local market practice, notice of the Security will be served on the insurance provider within five Business Days of the security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period.

Other than in jurisdictions where customary to do so (including, for the avoidance of doubt, the State of New York but excluding England and Wales), no loss payee or other endorsement shall be made on the insurance policy and no Secured Party will be named as co-insured.

7.	Intellectual Property

If an Obligor grants Security over its material intellectual property it shall be free to deal with those assets in the course of its business (including, without limitation, allowing its intellectual property to lapse if no longer material to its business) until the occurrence of a Declared Default.

No Security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement. No notice shall be prepared or given to any third party from whom intellectual property is licensed until a Declared Default has occurred.

Security over material intellectual property will be registered under the law of that security document, the law under which the Obligor is regulated or at any relevant supra-national registry (such as the European Union), in each case subject to the general principles set out in these Agreed Security Principles.

Security over intellectual property rights will be taken on an “as is, where is” basis and no Obligor will be required to procure any changes to, or corrections of filings on any registers.

8.	Hedging

Security over hedging receivables will be granted subject to the same provisions as for trade receivables and subject to the Intercreditor Agreement.

9.	Intercompany Receivables

Subject to the final paragraph below, if an Obligor grants Security over its intercompany receivables it shall, subject to the terms of this Agreement and the Intercreditor Agreement, be free to deal with those receivables in the course of its business until the occurrence of a Declared Default.

If required by local law to perfect the Security, notice of the Security will be served on the relevant debtor within five Business Days of the Security being granted and in the case of a relevant debtor that is wholly owned by a member of the Group, such debtor shall acknowledge such notice within 5 Business Days of receipt or, in the case of any other debtor, the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period. Subject to the paragraph below, irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Obligor from dealing with an intercompany receivable in the course of its business no notice of security shall be served until the occurrence of a Declared Default.

If required under local law security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

10.	Trade Receivables

If an Obligor grants Security over its trade receivables it shall be free to deal with those receivables in the course of its business until the occurrence of a Declared Default.

No notice of Security may be prepared or shall be served until the occurrence of a Declared Default.

No Security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract.

If required under local law security over trade receivables will be registered subject to the general principles set out in these Agreed Security Principles.

Any list of trade receivables required shall not include details of the underlying contracts.

11.	Shares

Until a Declared Default has occurred, the charging Obligor will be permitted to retain and to exercise voting rights appertaining to any shares charged by it, provided that such voting rights are not exercised in a manner which is reasonably likely to adversely affect the validity or enforceability of the security or is reasonably likely to cause an Event of Default to occur, and the company whose shares have been charged will be permitted to pay dividends upstream on pledged shares to the extent permitted under the Finance Documents with the proceeds to be available to the Group.

Where customary and/or required by applicable law, on or as soon as reasonably practicable following execution of the share charge or pledge (i) the share certificate and a stock transfer form executed in blank will be provided to the Security Agent and (ii) the share certificate or shareholders’ register, shareholders’ individual accounts or companies’ registers will be endorsed or written up or updated and the endorsed share certificate or a copy of the written up or updated register provided to the Security Agent.

Unless the restriction is required by law or regulation or cannot be removed without consent from a third party (provided that the relevant Obligor shall use its reasonable endeavours to obtain such consent for a period of 20 Business Days from request by the Security Agent (acting reasonably) if it reasonably determines that such endeavours will not involve placing material commercial relationships with third parties in jeopardy, it being understood that if the Obligor has used its reasonable endeavours but has not been able to obtain such consent its obligation to obtain such consent shall cease on the expiry of that 20 Business Day period), the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on the taking or enforcement of the security granted over them.

12.	Real Estate

An Obligor shall not be required to grant security over its real estate, unless otherwise agreed.

There will be no obligation to investigate title, provide surveys or other insurance or environmental due diligence.

13.	Release of Security

Unless required by local law the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in this Agreement and the Intercreditor Agreement.

SCHEDULE 2
Key Financial Definitions

“Acceptable Funding Sources” means:

(a)	new shareholder injections into the Group from the sponsor or any other investors (whether by way of subscription for shares, capital contribution or otherwise);

(b)	permitted financial indebtedness;

(c)	Consolidated Net Income; and

(d)	cash and cash equivalent investments held by members of the Group provided that such cash and cash equivalent investments would otherwise have been able to be used at that time to make a permitted payment, in each case to the extent Not Otherwise Applied.

“Acquisition Costs” means all fees, commissions, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other member of the Group in connection with the integration of the Target Group with the Group, the Acquisition or the negotiation, preparation, execution, notarisation and registration of the transaction documents together with all fees, commissions, costs and expenses incurred by the Target Group in connection with the integration of the Target Group with the Group, the transaction documents or the Acquisition (including for the avoidance of doubt Hedging Costs and all payments made to any hedge counterparty, and all fees, costs and expenses incurred, by any member of the Target Group in connection with the close-out or termination on or about the Closing Date of any hedging arrangements in respect of which any member of the Target Group was a party (including without limitation in respect of interest rate, exchange rate and commodity price risk hedging)).

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount of the Financial Indebtedness of members of the Group (on a consolidated basis) other than, without double counting:

(a)	any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness;

(b)	the amount of any liability of pension obligations of the Group

(c)	any indebtedness under any operating lease;

(d)	in relation to the minority interests line in the balance sheet of any member of the Group;

(e)	any Financial Indebtedness represented by shares (except for shares redeemable mandatorily or at the option of the holder prior to the Maturity Date of Facility B);

(f)	all contingent liabilities under a guarantee, indemnity, bond, standby or documentary letter of credit to the extent such contingent liabilities do not guarantee or support Financial Indebtedness of a member of the Group and are not treated as Financial Indebtedness in accordance with the applicable accounting principles unless the underlying liability covered by such instrument has become due and payable and remains unpaid;

(g)	any liability to a financial institution in respect of any credit for goods and services raised in the ordinary course and outstanding for more than 120 days after its customary date of payment; and

(h)	any intra-Group liabilities.

“Business Acquisition” means the acquisition of or investment in a company or any shares (or equivalent ownership interests), or securities or a business, real estate, or undertaking (or, in each case, any interest in any of them) or the incorporation of a company (including a permitted acquisition or permitted joint venture).

“Capital Expenditure” means any cash expenditure (other than expenditure in respect of Business Acquisitions or Restructuring Cost) which, in accordance with the applicable accounting principles, is treated as capital expenditure (including the capital element only of any expenditure incurred in connection with a Capitalised Lease Obligation (other than for purposes of Consolidated Cash Flow)), and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange.

“Capitalised Lease Obligations” means, with respect to any person, any rental obligation (including any hire purchase payment obligation) which, under the applicable accounting principles, would be required to be treated as a finance lease or otherwise capitalised in the audited financial statements of that person, but only to the extent of that treatment.

“Cash” means, at any time (without double counting), cash at bank or in hand (including money market deposits, cash in tills and safes) or in transit, or payments made by cheques or debit cards which are yet to be received in cleared funds, or any credit balance on an account to which a member of the Group (or together with other members of the Group) is beneficially entitled (together, when used in this definition “moneys”) and for so long as:

(a)	repayment of those moneys is not contingent on the prior discharge of any other indebtedness of any Group member other than any indebtedness included in the calculation of Consolidated Total Net Debt;

(b)	there is no Security over those moneys except for Permitted Security (to the extent it relates to indebtedness that is included in the calculation of Consolidated Total Net Debt) or standard rights of set-off normally required by banks; and

(c)	such moneys (save for and in such circumstances, moneys securing the indebtedness referred to in parentheses in paragraphs (a) and (b) above) are capable of being applied in repayment or prepayment of indebtedness included in the calculation of Consolidated Total Net Debt within 90 days without any condition other than the lapse of time and notice (together with any ordinary course administrative clearances if any) being given having to be fulfilled.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an acceptable bank;

(b)	any investment in marketable debt obligations issued or guaranteed by any government of a country which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited or by an instrumentality or agency of any such government having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in a country, the government of which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or P-1 or higher by Moody’s Investor Services Limited or F1 or higher by Fitch Ratings Ltd or by an instrumentality or agency of any such government having an equivalent credit rating;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its short-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an acceptable bank (or their dematerialised equivalent);

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Permitted Security (to the extent it relates to indebtedness that is included in the calculation of Consolidated Total Net Debt)).

“Consolidated Cash Flow” means, in respect of the Group and any Relevant Period, Consolidated EBITDA:

(a)	less any increase in Working Capital;

(b)	plus any decrease in Working Capital;

(c)	less all amounts actually paid in cash by members of the Group during the Relevant Period in respect of Capital Expenditure;

(d)	less all amounts actually paid in cash by members of the Group during the Relevant Period in respect of Business Acquisitions other than the Acquisition;

(e)	less Pension Items paid in cash to the extent not included in Consolidated EBITDA;

(f)	less amounts paid in cash or falling due for payment during such period in respect of income tax, corporation tax, withholding tax, trade tax or any other equivalent;

(g)	plus the amount of any tax credit or rebate received in cash;

(h)	plus exceptional, one-off and non-recurring items received in cash (to the extent not included in Consolidated EBITDA);

(i)	without double counting, less exceptional, one-off and non-recurring items and restructuring costs and reorganisation costs paid in cash (to the extent not taken into account in calculating Consolidated EBITDA);

(j)	plus (to the extent not included in Consolidated EBITDA) the amount of any dividends or other profit distributions or loan repayments or prepayments or other cash payments (including royalties) received in cash (and grossed up for any withholding tax) by any member of the Group during such period from any entity or investment (including joint ventures and associates) which is not itself a member of the Group;

(k)	less (to the extent not included in Consolidated EBITDA) amounts invested in cash in permitted joint ventures or unrestricted subsidiaries;

(l)	(to the extent not taken into account in or excluded by any other paragraph of this definition) less all non-cash credits and plus all non-cash debits and other non-cash charges included in establishing Consolidated EBITDA;

(m)	(to the extent included in Consolidated EBITDA or in any other paragraph of this definition) excluding the effect of all cash movements associated with the Acquisition and excluding any related Acquisition Costs;

(n)	less any fees, costs or charges of a non-recurring nature related to any equity offering, investments, acquisitions or Financial Indebtedness permitted under the finance documents (whether or not successful) and paid in cash;

(o)	plus to the extent not already taken into account as exceptional items under the paragraphs above or applied to exclude items as contemplated under the paragraphs above and to the extent not already included in calculating Consolidated EBITDA, net cash proceeds for any Asset Sale or other disposal received by the Group which it is permitted to retain and which are not required to be reinvested or applied in mandatory prepayment;

(p)	less any amounts paid outside the Group to minority shareholders or partners of members of the Group or pursuant to a permitted payment to the extent not already taken into account in calculating Consolidated EBITDA;

(q)	without double counting, for any Quarter Date falling at the end of a Financial Year, less any amounts that constitute Trapped Cash at the last day of the applicable Relevant Period and plus any amounts that were deducted under this paragraph for the calculation of this definition for the Quarter Date ending on the immediately previous Financial Year but no longer constitute Trapped Cash;

(r)	less any amounts claimed under loss of profit, business interruption or equivalent insurance in respect of such period to the extent not received in cash during that Financial Year; and

(s)	(to the extent not included in calculating Consolidated Total Net Cash Interest Expenses) plus the amount of any cash receipts and less the amount of any cash payments paid, under any Treasury Transaction by a member of the Group during the Relevant Period (including any one-off cash payments, premia fees, costs or expenses in connection with the purchase of a Treasury Transaction or which arise upon maturity, close-out or termination of any Treasury Transaction), and so that no amount shall be added (or deducted) more than once, and excluding amounts already taken into account in calculating Consolidated EBITDA, and there shall also be excluded:

(i)	the effect of all cash movements (including purchase price adjustments or one off consolidation effects) associated with permitted acquisitions, permitted joint venture investments or investments in unrestricted subsidiaries and transaction costs, debt purchase transactions and any share options relating to a member of the Group existing at the Closing Date; and

(ii)	any item expressed to be deducted to the extent at any time allocated by the Company as funded directly or indirectly from Acceptable Funding Sources (other than under paragraph (b) thereof).

“Consolidated Debt Service” for any period and in relation to the Group, means Consolidated Total Net Cash Interest Expenses of the Group for such period, plus all scheduled repayments (as reduced by any prior repayments) of Borrowings on a consolidated basis which fell due for repayment or prepayment (excluding, for the avoidance of doubt, any voluntary or mandatory prepayment) during such period, but excluding any principal amount which fell due under any overdraft or revolving credit facility and which was available for simultaneous redrawing according to the terms of such facility or under the RCF and any Ancillary Facility or which would have been available for simultaneous redrawing but for a cancellation or termination of the available facility by a member of the Group and excluding any repayment of Financial Indebtedness existing on the Closing Date which is required to be repaid under the finance documents and excluding any repayment of amounts under the finance documents which are refinanced by a replacement facility or notes permitted under the finance documents.

“Consolidated EBIT” for any period (and without double counting), means the consolidated profits of the Group (including the results from discontinued operations) from ordinary activities before taxation:

(a)	before taking into account any accrued interest (including capitalised interest and amortisation of arrangement, underwriting and participation fees and similar issue costs), commission, fees (including agency fees), discounts and other finance charges and losses (including repayment and prepayment premiums) incurred or payable or owed to any member of the Group in respect of Borrowings (but calculated to disregard the carve outs in paragraphs (a), (d), (e), (f) and (h) of that definition);

(b)	after including the amount of profit and deducting the amount of any loss of any member of the Group which is attributable to any third party (not being a member of the Group) which is a shareholder (or holder of a similar interest) in such member of the Group;

(c)	before taking into account any (w) unrealised gains or losses on hedging or other derivatives or (x) realised gains or losses on hedges or other derivatives entered in relation to the Facilities, an Additional Facility or any other Permitted Alternative Debt or any acquisition indebtedness or any acquired indebtedness or any refinancing indebtedness or otherwise in connection with any purpose other than in the ordinary course of trading (including for the avoidance of doubt before taking into account mark-to-market adjustments on currency swaps) or (y) exchange rate gains or losses arising due to the re-translation of the balance sheet items but (z) after taking into account any realised gains on hedges or other derivatives entered into in the ordinary course of trading (but before taking into account realised losses on such hedges or derivatives);

(d)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset or liability or on the disposal or write down of an asset or liability or any non-cash charges, expenses or negative adjustments (or minus non-cash gains or positive adjustments) relating to any adjustments arising by reason of the application of certain accounting principles with respect to ASC 805 (relating to changes in accounting for earn-out obligations);

(e)	before taking into account any items (positive or negative) of a one-off, non-recurring, extraordinary or exceptional nature;

(f)	plus any amounts claimed under loss of profit, business interruption or equivalent insurance;

(g)	before deducting Restructuring Costs and Hedging Costs;

(h)	before deducting any Acquisition Costs and Permitted Acquisition Costs;

(i)	before deducting Pension Items and any expenses relating to pensions including service costs and pension interest costs;

(j)	plus the amount received in cash by members of the Group through dividends, profit distributions, returns on investments, royalties or similar payments by any entity (which is not a member of the Group) in which any member of the Group has an ownership interest (grossed up in respect of any applicable withholding tax and including any repayment to the Group of loans to, or other investments, in associates or joint ventures);

(k)	before deducting any fees, costs or charges related to any actual or attempted equity offering or equity transaction or sale, investments, acquisitions or Financial Indebtedness permitted under the finance documents (whether or not successful) and before deducting agency and trustee fees under permitted financial indebtedness;

(l)	before deducting any amount referred to in the definition of permitted payment;

(m)	before taking into account any expense referable to equity settled share based compensation of employees or management or profit sharing schemes or compensation or payments to departing management;

(n)	before taking into account any gains or losses arising on litigation settlements or with respect to indemnification provisions or similar agreement or insurance;

(o)	before taking into account (i) any costs or expenses relating to plant and/or business relocation, (ii) any research, development or other similar costs, and (iii) any costs that are costs of the type that are capitalised in the base case model;

(p)	before deducting the impact of any non-cash provisions; and

(q)	plus any amount of tax that would be accounted for below Consolidated EBIT in accordance with the applicable accounting principles,

provided that any profit or loss on any Notifiable Debt Purchase Transaction shall not be taken into account in calculating Consolidated EBIT.

“Consolidated EBITDA” for any period and without double counting means the Consolidated EBIT of the Group plus the consolidated depreciation and amortisation (including, for the avoidance of doubt and without double counting, lease depreciation charges and amortisation of acquisition goodwill) and any impairment costs of the Group (each as defined by reference to the consolidated financial statements of the Group).

“Consolidated Pro Forma EBITDA” for any Relevant Period, means Consolidated EBITDA as adjusted in accordance with this Schedule 2.

“Consolidated Senior Secured Net Debt” means the principal amount of all Borrowings of the Group under Facility B, the RCF, any Incremental Facility, any acquisition indebtedness, any acquired indebtedness, any refinancing indebtedness and under any Permitted Alternative Debt solely to the extent such Borrowings rank in right of payment and security at least pari passu with the Facility B and are guaranteed by (and have the right to receive guarantees from) at least the same guarantors as under Facility B and benefits from at least the same security which secures the Facility B (ignoring, where relevant for the purposes of assessing such equivalency, any hardening periods or guarantee limitations) or otherwise is designated as “senior secured liabilities” (or any equivalent term) under the Intercreditor Agreement, less the aggregate amount at that time of Cash and Cash Equivalent Investments held by members of the Group.

“Consolidated Total Net Cash Interest Expenses” for any period and in relation to the Group, means:

(a)	the aggregate of interest, commitment or non-utilisation fees, annual agency fees and other recurring fees (other than as excluded in paragraph (g) below) relating to the Facility B, the RCF, any Incremental Facility, any acquisition indebtedness, any acquired indebtedness, any refinancing indebtedness and any Permitted Alternative Debt accruing (whether or not paid) during a period plus or minus net amounts receivable or payable or accrued by the Group under the hedging agreements or other Treasury Transactions in respect of interest but excluding any one-off cash payments, premia fees, costs or expenses in connection with the purchase of a Treasury Transaction or which arise upon maturity, close-out or termination of any Treasury Transaction and any unrealised gains or losses on any Treasury Transactions;

(b)	plus interest, commitment fees and other fees on any other Borrowings (including the interest element of any finance leases) accruing (whether or not paid) during a period;

(c)	plus discount and acceptance fees payable by the Group in connection with any acceptance credit, bill discounting debt factoring or other like arrangement;

(d)	less interest income accrued (whether or not paid) for the account of a member of the Group;

(e)	excluding the non-cash element of interest on any Financial Indebtedness during that period;

(f)	excluding any amortisation of Acquisition Costs or Permitted Acquisition Costs; and

(g)	excluding all one-off agency, arrangement, underwriting, amendment, consent or other front end, one-off or similar non-recurring fees (and any amortisation thereof); repayment and prepayment premiums, fees or costs; any deemed finance charges or notional interest in relation to pension liabilities and any withholding tax (or gross up obligation) on interest receivable, received, payable or paid.

“Consolidated Total Net Debt” means the principal amount of all Borrowings of the Group less the aggregate amount at that time of Cash and Cash Equivalent Investments held by members of the Group.

“Excess Cash Flow” means in relation to any Financial Year of the Group, the result (if positive) of Consolidated Cash Flow for such period less (to the extent otherwise included) the aggregate of:

(a)	Consolidated Debt Service for such Financial Year;

(b)	to the extent included in Consolidated Cash Flow, any mandatory prepayments of Financial Indebtedness made during such period but only to the extent that any Financial Indebtedness so prepaid is not available for immediate redrawing and disregarding any such prepayments to the extent funded from the proceeds of Permitted Financial Indebtedness;

(c)	to the extent included in Consolidated Cash Flow, any voluntary prepayments of Financial Indebtedness made during such period but only to the extent that any Financial Indebtedness so prepaid is not available for immediate redrawing and disregarding any such prepayments to the extent funded from the proceeds of Permitted Financial Indebtedness;

(d)	to the extent included in Consolidated Cash Flow, the cash proceeds of any subscription (to the extent paid in cash) for common and/or preference shares of the Group by way of any capital contribution to the Group or any raising of funds by way of private placement of ordinary or preference share capital;

(e)	to the extent included in Consolidated Cash Flow, the cash proceeds of new shareholder injections;

(f)	any net cash proceeds referred to in paragraph (o) of Consolidated Cash Flow;

(g)	any amount which is not deducted from the definition of Consolidated Cash Flow as a result of the operation of paragraph (ii) of the proviso to that definition;

(h)	any Pending Acquisition Amount (except to the extent that the Pending Acquisition Amount is funded or refinanced from the proceeds of an Incremental Facility or Permitted Alternative Debt) and any Pending Restructuring Amount (except to the extent that the Pending Restructuring Amount is funded or refunded to the extent funded from the proceeds of an Incremental Facility or Permitted Alternative Debt);

(i)	amounts claimed under loss of profit, business interruption or equivalent insurance in respect of such period to the extent not received in cash during that Financial Year;

(j)	the amount of any committed Capital Expenditure contracted for during that Financial Year but unspent during such Financial Year (“Pending Capital Expenditure Amount”);

(k)	tax accrued and/or payable during or in respect of such Financial Year but not overdue (save if under dispute) and not paid (“Pending Tax Amount”); and

(l)	any cash amounts attributable to a person, property, business or material fixed asset that a member of the Group has committed to transfer or otherwise dispose of during such Financial Year and that is to be transferred or otherwise disposed of in the immediately following Financial Year (“Pending Disposal Cash”), plus any Pending Acquisition Amount, Pending Capital Expenditure Amount Pending Restructuring Amount, Pending Tax Amount or Pending Disposal Cash already subtracted from Excess Cash Flow in respect of the previous Financial Year and which is not actually spent in the current Financial Year or, in relation to Pending Disposal Cash, in respect of which a disposal has not occurred.

“Financial Indebtedness” means any indebtedness for or in respect of (without double counting):

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit or bill discounting facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (but not trade instruments);

(d)	the amount of any liability in respect of finance leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis or where any recourse in respect of such receivables otherwise sold on a non-recourse basis is limited to customary indemnities, warranties and/or security);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as a borrowing in accordance with the applicable accounting principles;

(g)	any Treasury Transaction (and, when calculating the value of any Treasury Transaction, only the marked to market net value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(h)	amounts raised by any issue of shares which are expressed to be redeemable mandatorily or at the option of the holder prior to the Maturity Date for Facility B;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability (excluding any Trade Instruments) of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(j)	the amount of any liability in respect of any credit for goods and services raised in the ordinary course and outstanding for more than 120 days after its customary date of payment; and

(k)	the amount of any liability in relation to any earn out arrangements, contingent consideration arrangements, post-closing payment adjustments or other adjustments of purchase price, indemnification or similar obligations in connection with any acquisition in each case to the extent required to be account for as a borrowing in accordance with the applicable accounting principles;

(l)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above,

but excluding, in all cases, for the avoidance of doubt all pension-related or post-employment liabilities; intra-day exposures; indebtedness in respect of any lease, concession or licence treated as an operating lease under the applicable accounting principles (as in force at the date of the Senior Facilities Agreement); Financial Indebtedness arising under Treasury Transactions except to the extent included in paragraph (g) above; obligations in respect of any licence, permit or other approval arising in the ordinary course of business; or in respect of trade instruments; and so that, where the amount of Financial Indebtedness falls to be calculated or where the existence (or otherwise) of any Financial Indebtedness is to be established Financial Indebtedness in respect of uncashed cheques issued by a member of the Group in the ordinary course of trading shall not be taken into account.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means each annual accounting period of the Group or the Group, as relevant, ending on 31 December in each year.

“Hedging Costs” means any costs incurred by a member of the Group in connection with the putting in place of any hedging agreements entered into from time to time.

“Not Otherwise Applied” means, in relation to any amount which is proposed to be applied or included, that such amount has not been (and is not simultaneously being), included, applied, designated or taken into account in respect of, any other calculation, use, event, transaction or permission.

“Pending Acquisition Amount” means, in respect of any Financial Year (the “Relevant Financial Year”), the aggregate cash amounts to be paid in respect of the consideration for permitted acquisitions for which a member of the Group has entered into a commitment before the end of the Relevant Financial Year.

“Pending Restructuring Amount” means, in respect of any Financial Year, the aggregate cash amounts to be paid in respect of any Restructuring Costs for which a member of the Group has entered into a commitment before the end of the Financial Year.

“Pension Items” means the current cash service costs attributable to any income or charge attributable to a post-employment benefit scheme.

“Permitted Acquisition Costs” means all fees, commissions, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other member of the Group in connection with any permitted acquisition or permitted joint venture or investment in an unrestricted subsidiary and the negotiation, preparation, execution, notarisation and registration of related documentation together with all fees, commissions, costs and expenses incurred by the target entity in connection with such acquisition or related documentation (including for the avoidance of doubt any costs relating to the hedging arrangements of the target entity).

“Pro Forma Acquisition Synergies and Cost Savings” means synergies and cost savings reasonably anticipated by the CEO or CFO or any other authorised signatory of the Company’s board of directors to be achievable within 12 months of the later of the relevant testing date and the date of a relevant acquisition as a result of that acquisition.

“Pro Forma Disposal Synergies and Cost Savings” means synergies and cost savings reasonably anticipated by the CEO or CFO or any other authorised signatory of the Company’s board of directors to be achievable within 12 months of the later of the relevant testing date and the date of a disposal as a result of that disposal.

“Pro Forma Group Initiative Synergies and Cost Savings” means synergies and cost savings reasonably anticipated by the CEO or CFO or any other authorised signatory of the Company’s board of directors to be achievable within 12 months of the later of the relevant testing date and the date of a Group Initiative as a result of that Group Initiative.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within each Financial Year.

“Relevant Period” means each period of four consecutive Financial Quarters ending on a Quarter Date (which for the avoidance of doubt may include periods prior to the Closing Date).

“Restructuring Costs” means costs or expenses relating to cost savings initiatives, operating expense reductions, transition, business optimisation, inventory optimisation programmes, software development costs, costs related to the closure, relocation or consolidation of facilities, retail, administrative or production locations and other similar items and curtailments (including the cessation of the Mexican server-based gaming division), consulting fees, signing costs, retention and completion bonuses, relocation expenses and modifications to pension and post-retirement employee benefit plans, retraining, severance and termination, new system designs and implementation costs, business interruption, reorganisation and other restructuring or cost-cutting measures, carve-outs, separations, the rationalisation, re-branding, start-up, reduction or elimination of product lines, assets or businesses (for the avoidance of doubt, excluding any related Capital Expenditure).

“Retained Cash” means, at any time and from time to time to the extent allocated as such at the option of the Company and to the extent not previously applied or allocated for a particular purpose, Retained Excess Cash; net cash proceeds which any member of the Group is permitted to retain and which are not required to be applied in mandatory prepayment; any prepayments waived (and not taken up by another lender) or deemed waived by a lender, any amounts received or receivable from any person which is not a member of the Group for the purpose of, or with the intention that such amounts are available to be used for, the relevant expenditure (including under the Acquisition Documents or any agreements governing any permitted acquisitions (by way of indemnity, compensation or otherwise)); prepayments under any relevant contractual arrangements; investment grants; and capital contributions received from landlords in relation to real property).

“Retained Cash Flow” means Excess Cash Flow not required to be applied in prepayment of Facility B, the RCF or any Incremental Facility or any Permitted Alternative Debt including for the avoidance of doubt all Excess Cash Flow generated in the Financial Year ended 31 December [2019]17 and (without double counting and to the extent deducted from positive Excess Cash Flow in determining the amount of Excess Cash Flow required to be prepaid (if any) under the Senior Facilities Agreement) the excess cash flow de minimis amount.

“Retained Excess Cash” means accumulated unspent Retained Cash Flow from any Financial Year of the Group to the extent not utilised or applied in accordance with the terms of the finance documents and shall for the avoidance of doubt include all Excess Cash Flow generated in any Financial Year which ends after the Closing Date but which is not required to be prepaid.

“Total Net Leverage Ratio” means the ratio of Consolidated Total Net Debt as at the last day of a Relevant Period to Consolidated Pro Forma EBITDA (each as shown in the relevant compliance certificate).

“Trapped Cash” means any cash, cash equivalents or other amounts that would, if it constituted an applicable mandatory prepayment proceed, be exempt from being required to be applied in a mandatory prepayment of the Facilities pursuant to the Senior Facilities Agreement, for reasons of unlawfulness, inability to upstream to applicable Borrowers and otherwise.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Working Capital” means trade and other debtors in relation to operating items of any member of the Group plus prepayment in relation to operating items, inventory and stock, less trade and other creditors in relation to operating items (but not including sums payable in respect of any Borrowings) of any member of the Group and less accrued expenses and accrued costs of any member of the Group.

Calculation Methodology

(a)	The financial covenant will be tested by reference to each set of financial statements delivered to the Agent for the Relevant Period or any part thereof and/or each Compliance Certificate.

(b)	The components of each financial definition will be calculated in accordance with the finance documents and as applicable with the relevant accounting principles.

(c)	For a Relevant Period ending less than 12 Months after the Closing Date the financial covenant ratio (and any other relevant ratio or financial definition calculated for the purposes of the Senior Facilities Agreement) shall be calculated using:

(i)	Consolidated Total Net Debt and Consolidated Senior Secured Net Debt as at the end of that Relevant Period;

[17]	To refer to 31 December of the Financial Year during which the Closing Date occurs.

(ii)	Consolidated EBIT, Consolidated EBITDA, Consolidated Pro Forma EBITDA and Consolidated Cash Flow calculated on an actual basis over the Relevant Period; and

(iii)	Consolidated Debt Service and Consolidated Total Net Cash Interest Expenses calculated on a cumulative basis by reference to the amount thereof for the period from the Closing Date.

(d)	For the purpose of the financial definitions, the financial covenants and the calculation of the Total Net Leverage Ratio no item shall be included or excluded more than once in any calculation.

(e)	For the purposes of the financial definitions, the financial covenants and the calculation of the Total Net Leverage Ratio in respect of any Relevant Period and to the extent the Total Net Leverage Ratio or any financial definition is used as the basis (in whole or in part) for permitting any transaction or making any determination under the Senior Facilities Agreement (including on a pro forma basis), the exchange rates (including for the purposes of determining any interest rate) and interest rates used for determination of Consolidated Total Net Debt, Consolidated Senior Secured Net Debt and Consolidated Total Net Cash Interest Expenses for that Relevant Period shall be (i) with respect to Financial Indebtedness for which the Group has entered into interest rate and/or cross currency derivatives, the rate or level at which such derivative has been entered into and (ii) with respect to all other Financial Indebtedness, the interest rate and/or exchange rate calculated in accordance with paragraph (f) below.

(f)	Subject to paragraph (d) above, for the purposes of the financial definitions, the financial covenants and the calculation of the Total Net Leverage Ratio in respect of any Relevant Period, the exchange rates (including for the purposes of determining any interest rate) used in the calculation of Consolidated EBIT, Consolidated EBITDA, Consolidated Pro Forma EBITDA and Consolidated Total Net Cash Interest Expenses shall be the weighted average exchange rates for the Relevant Period or otherwise consistent with the exchange rate methodology applied in the financial statements delivered pursuant to the Senior Facilities Agreement, in each case as selected and determined by the Company.

(g)

(i)	The financial covenants and financial definitions for all purposes in the Senior Facilities Agreement (other than to the extent such definitions are used for the purposes of calculating Consolidated Pro Forma EBITDA and Consolidated Cash Flow, in each case for the purposes of calculating Excess Cash Flow) shall be calculated to give pro forma effect to any synergies and cost savings arising from steps taken or committed to be taken in any Relevant Period (including the portion thereof occurring prior to the relevant event) in connection with acquisitions, dispositions or restructurings, reorganisations, synergies or cost saving or other similar initiatives (such initiatives being “Group Initiatives”) and taking into account throughout (without double counting any synergies and cost savings actually achieved) Pro Forma Acquisition Synergies and Cost Savings, Pro Forma Disposal Synergies and Cost Savings and/or Pro Forma Group Initiative Synergies and Cost Savings and to give pro forma effect to any related incurrence, assumption or repayments of Financial Indebtedness.

(ii)	For the purposes of the calculation of Consolidated Pro Forma EBITDA (other than to the extent such definitions are used for the purposes of calculating Excess Cash Flow), the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA but on an unconsolidated bases (except to the extent that the entity, business or material fixed asset acquired itself has Subsidiaries) (“EBITDA”) of any entity, business or material fixed asset that is acquired during a Relevant Period shall be included for the full Relevant Period (as adjusted by any Pro Forma Acquisition Synergies and Cost Savings, Pro Forma Disposal Synergies and Cost Savings and/or Pro Forma Group Initiative Synergies and Cost Savings) and shall exclude any non-recurring costs and other expenses related to such acquisitions or investments or Group Initiatives.

(iii)	For the purposes of calculation of Consolidated Pro Forma EBITDA and (for the purposes of calculating Excess Cash Flow) Consolidated Cashflow, the EBITDA and cashflow (calculated on the same basis as Consolidated Cashflow but on an unconsolidated basis (except to the extent that the entity or business sold itself has Subsidiaries) (“Cashflow”) of any entity, business or material fixed asset that is sold (in the case of Consolidated Pro Forma EBITDA) during the Relevant Period or (in the case of Consolidated Cashflow) at any time shall be excluded, in the case of EBITDA (as defined in paragraph (ii) above), for the full Relevant Period and in the case of Cashflow, from the date on which it is agreed that the Cashflow of the relevant entity, business or material fixed asset is transferred to or held for the benefit of the buyer (including without limitation under any lock-box arrangements involving an economic transfer occurring prior to a legal transfer of the relevant entity, business or assets) (in the case of Consolidated Pro Forma EBITDA, as adjusted by any Pro Forma Acquisition Synergies and Cost Savings, Pro Forma Disposal Synergies and Cost Savings and/or Pro Forma Group Initiative Synergies and Cost Savings) and shall exclude any non-recurring costs and other expenses related to such sales, transfers, dispositions or Group Initiatives.

(iv)	Consolidated Senior Secured Net Debt, Consolidated Total Net Debt and Consolidated Total Net Cash Interest Expenses shall be adjusted to give pro forma effect to any incurrence, assumption or repayment of Financial Indebtedness (including any reduction in Consolidated Senior Secured Net Debt or, as applicable, Consolidated Total Net Debt from the proceeds of any asset sales) arising from any acquisitions, investments, dispositions or Group Initiatives if a related adjustment has been made to Consolidated Pro Forma EBITDA.

(v)	To the extent the Total Net Leverage Ratio or any financial definition is used as the basis (in whole or part) for permitting any transaction or making any determination under this Agreement (including on a pro-forma basis) at any time after a Quarter Date, Consolidated Senior Secured Net Debt and Consolidated Total Net Debt shall be reduced to take into account any repayment of Financial Indebtedness made on or before the relevant date and shall be increased to take into account any incurrence or assumption of Financial Indebtedness made on or before the relevant date.

(vi)	If the aggregate amount of Pro Forma Acquisition Synergies and Cost Savings, Pro Forma Disposal Synergies and Cost Savings or Pro Forma Group Initiative Synergies and Cost Savings taken into account in any applicable calculation are greater than 15 per cent. of Consolidated Pro Forma EBITDA (after taking into account such acquisition, disposal or Group Initiative), those Pro Forma Acquisition Synergies and Cost Savings, Pro Forma Disposal Synergies and Cost Savings or Pro Forma Group Initiative Synergies and Cost Savings (as the case may be) shall be commented on as not being unreasonable by any independent reputable accountancy firm or industry specialist (or such other firm approved by the Majority Lenders) (which commentary may be provided in any accompanying accountants’ or industry specialist due diligence report).

(vii)	The aggregate amount of Pro Forma Acquisition Synergies and Cost Savings, Pro Forma Disposal Synergies and Cost Savings and Pro Forma Group Initiative Synergies and Cost Savings taken into account in any Relevant Period shall not be greater than 20 per cent. of Consolidated Pro Forma EBITDA (after taking into account such acquisition, disposal or Group Initiative) for that Relevant Period.

(h)	Notwithstanding anything to the contrary (including anything in the financial definitions), when calculating any financial definition or ratio under the Finance Documents (excluding for the avoidance of doubt, Excess Cash Flow), the Company shall be permitted to exclude all or any part of any expenditure or other negative item (and/or the impact thereof) directly or indirectly relating to or resulting from:

(i)	the Acquisition;

(ii)	start-up costs for new businesses and branding or re-branding of existing businesses; and

(iii)	Restructuring Costs and/or Acquisition Costs.

SCHEDULE 3

Conditions Precedent to initial Utilisation

1.	The Original Obligors

(a)	In respect of each Original Obligor, a copy of the constitutional documents (or equivalent).

(b)	A copy of a resolution of the board of directors or equivalent body of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party; and

(iv)	other than in the case of the Company, authorising the Company to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in (b) above.

(d)	Other than with respect to the Company, if required under applicable law or practice or by its constitutional documents, a copy of a resolution signed by all the holders of all the issued shares of each Original Obligor, approving the terms of, and the transactions contemplated by, the Transaction Documents to which each Original Obligor is a party and resolving that it execute the Transaction Documents to which it is a party.

(e)	Other than with respect to the Company, if required under applicable law or practice or by its constitutional documents, a copy of a resolution of the board of directors of each corporate shareholder of each Original Obligor, approving the terms of the resolutions referred to in paragraph (d) above.

(f)	A certificate of each Original Obligor (signed by a director, a manager or an authorised signatory, as the case may be) confirming that subject to the guarantee limitations as set out in this Agreement borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(g)	A certificate of each Original Obligor (signed by a director, a manager or an authorised signatory, as the case may be) dated as at the Closing Date and certifying that each copy document relating to it specified in this Part 1 of Schedule 3 is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date.

(h)	Evidence that the Company has cash on balance sheet as required in the sources & uses.

(i)	Evidence satisfactory to the Agent that each Lender has carried out and is satisfied with the results of all “know your client”, anti-money laundering and other similar checks required by each Lender in relation to each Original Obligor and, in each case, notified by each Lender to the Company at least 5 Business Days prior to the date of this Agreement.

(j)	In respect of each member of the Group incorporated in England & Wales whose shares are the subject of a Transaction Security Document governed by the laws of England & Wales (a “Charged Company”), either:

(i)	a certificate of an authorised signatory of the Company certifying that (A) each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from the Charged Company; and (B) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of the Charged Company, which, in the case of a Charged Company that is a subsidiary of the Company, is certified by an authorised signatory of the Company to be correct, complete and not amended or superseded as at a date no earlier that the date of the Senior Facilities Agreement; or

(ii)	a certificate of an authorised signatory of the Company certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

2.	Finance Documents

A copy of each of the following documents in the agreed form, each duly executed and delivered by each of the Obligors, in each case to the extent party thereto:

(a)	the Senior Facilities Agreement;

(b)	any fee letters and syndication letters;

(c)	the hedging letter;

(d)	the Intercreditor Agreement; and

(e)	a Utilisation Request in relation to any Utilisation to be made on the Closing Date.

3.	Transaction Security Documents

(a)	A copy of each of the following Transaction Security Documents in the agreed form, each duly executed and delivered by each Obligor, in each case to the extent party thereto:

Name of Obligor/Security provider	Transaction Security Document	Governing law of documents

Inspired Entertainment Inc

DMWSL 633 Limited

DMWSL 632 Limited

DMWSL 631 Limited

Gaming Acquisitions Limited

Inspired Gaming Group Limited

Inspired Gaming (Holdings) Limited

Inspired Gaming (International) Limited

Inspired Gaming (UK) Limited

Inspired Gaming (Greece) Limited

	English Debenture (in the case of Inspired Entertainment Inc., solely for the purposes of charging the shares of DMWSL 633 Limited held by it and any bank accounts maintained by it in England and Wales)	England and Wales

Inspired Entertainment Inc. Inspired Gaming USA Inc. DMWSL 631 Limited	US Security Agreement	New York law

(b)	Subject, in each case, to any grace period set out in the relevant Transaction Security Document and subject to the Agreed Security Principles, a copy of all notices required to be sent under the relevant Transaction Security Document as of the Closing Date executed by the relevant Obligor together with all share certificates and stock transfer forms required to be provided on the Closing Date under the Transaction Security Documents.

4.	Legal Opinions

(a)	An enforceability and capacity legal opinion of White & Case LLP, legal advisers to the Agent and the Arrangers as to English law, addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities, substantially in the form distributed to the Agent prior to signing this Agreement.

(b)	A legal opinion of Sidley Austin LLP, legal advisers to the Company with respect to capacity and validity in connection with the Original Obligors organized under the laws of the state of Delaware and the enforceability of the Finance Documents governed by the laws of the state of New York executed by such Original Obligors, addressed to the Agent, the Security Agent and the Original Lenders (as defined therein) and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities, substantially in the form distributed to the Agent prior to signing this Agreement..

5.	Reports

(a)	A copy of the draft or final form approved by the Arrangers on or prior to the date of the Senior Facilities Agreement of the following reports (the “Reports”), provided that this condition precedent shall be satisfied if the final form of each Report is not different in any manner which is materially adverse to the interests of the Lenders (taken as whole) compared to the draft of that Report received by the Arrangers on or prior to the date of the Senior Facilities Agreement, except for any changes or additions approved by the Arrangers (acting reasonably):

(i)	a tax structure memorandum prepared by PricewaterhouseCoopers LLP;

(ii)	the buyside red flag financial and tax due diligence report prepared by KPMG LLP;

(iii)	synergies review report prepared by KPMG LLP;

(iv)	Q1-19 due diligence report prepared by KPMG; and

(v)	trading update to fourth Quarter 2018 prepared by KPMG LLP.

(b)	Reliance letters in respect of the Reports whose providers have not adopted a general policy of not providing reliance in favour of Finance Parties and only to the extent that the Arrangers agree the terms of such reliance letters with the relevatn Report providers prior to entering into the Senior Facilities Agreement.

6.	Financial Information

(a)	The Original Financial Statements.

(b)	The Base Case Model in the form agreed with the Mandated Lead Arrangers, provided that this condition precedent shall be satisfied if the final form of the Base Case Model is not different in any manner which is materially adverse to the interests of the Lenders compared to the form of the Base Case Model agreed with the Mandated Lead Arrangers on or prior to the date of this Agreement, except for any changes or additions approved by the Mandated Lead Arrangers.

7.	Acquisition Documents

(a)	Copies of the executed Acquisition Documents in the form approved by the Mandated Lead Arrangers on or prior to the date of the Senior Facilities Agreement (save for any amendments or waivers which are not materially adverse to the interests of the Finance Parties (taken as a whole) and any other changes or additions approved by the Lenders (acting reasonably)).

(b)	A certificate of the Company (signed by a director or an authorised signatory) dated the Closing Date certifying and confirming that:

(i)	other than payment of the purchase price under the Acquisition Agreement, which will be satisfied immediately following utilisation of Facility B, the Acquisition Documents are unconditional in all respects and that no terms and conditions of the Acquisition Documents have been amended, waived or terminated without the consent of the Arrangers (acting reasonably) other than an amendment, waiver or consent which is not materially adverse to the interests of the Finance Parties; and

(ii)	so far as it is aware there has been no material breach of warranty or otherwise under the Acquisition Documents which would entitle the Company to rescind the Acquisition Documents and which would be materially adverse to the interests of the Finance Parties.

8.	Other Documents and Evidence

(a)	Evidence that Existing Facilities will be fully discharged on the Closing Date.

(b)	The Group Structure Chart.

(c)	Evidence that all existing Security with respect to the Existing Facilities will be released on the Closing Date, subject to any local law formalities which cannot be completed on or prior to the Closing Date but shall be completed as soon as reasonably practicable thereafter.

(d)	Evidence that all existing Security which is not Permitted Security will be released on the Closing Date, subject to any local law formalities which cannot be completed on or prior to the Closing Date but shall be completed as soon as reasonably practicable thereafter.

(e)	Evidence that all existing Financial Indebtedness (including the Existing Debt) of the Target Group which is not Permitted Financial Indebtedness will be refinanced or discharged on the Closing Date.

(f)	Evidence that any process agent appointed in respect of a Finance Document has accepted its appointment.

(g)	Confirmation that the fees, costs and expenses then due and payable under the Senior Facilities Agreement and any Fee Letter have been paid or will be paid on or by the first Utilisation Date (which such fees shall be deducted from first Utilisation in accordance with the Utilisation Request delivered in accordance with paragraph 2 above).

(h)	A copy of the Funds Flow Statement, provided that this condition precedent shall be satisfied if the final form of the Funds Flow Statement is not different in any manner which is materially adverse to the interests of the Lenders (taken as a whole) compared to the most recent draft of the Funds Flow Statement that was signed-off by the Arrangers, except for any changes or additions approved by the Arrangers.

(i)	Copies of any structural inter-company loans resulting from the on-lending of Facility B proceeds by Gaming Acquisitions Limited to Inspired Gaming (UK) Limited.

(j)	The Approved List.

SCHEDULE 4

ICA Principles

Ranking:

1.    Senior Facilities, Agent Liabilities and Hedging Liabilities to rank pari passu between themselves; in priority to

2.     Second Lien Liabilities; in priority to

3.     Subordinated Secured Liabilities; in priority to

4.     Subordinated Unsecured Liabilities; in priority to

5.    intra-group liabilities of a member of the Group (without preference between them) and, in each case, subject to the application of enforcement proceeds.

No Hedging Cap:

There shall be no cap with respect to:

(a)   any interest rate and foreign exchange hedging entered into with respect to the Senior Facilities; and

(b)   all other hedging entered into in the ordinary course of trade and not for speculative reasons,

which shall, in the case of hedge providers which accede to the ICA in that capacity, be permitted to rank pari passu with, and share in the Transaction Security on the same basis as, the Senior Facilities.

Application of Proceeds:

All amounts received by the Security Agent from enforcement of the Transaction Security will be applied in the following order: (a) first, sums owing to the Security Agent, any Receiver or Delegate; (b) second, security enforcement costs and expenses incurred Senior Lenders and hedge counterparties in connection with the Senior Facilities and the Hedging Liabilities respectively; (c) third, the Senior Facilities and Hedging Liabilities, pro rata; (d) fourth, to any person to whom payment is required to be made by law; and (e) fifth, debtors.

Majority Senior Creditors:	66 2/3% of the Senior Facilities and Hedging Liabilities.

Investor Liabilities:	No shareholder of Inspired Entertainment Inc. shall be party to the Intercreditor Agreement in any capacity.

Intra-Group Liabilities:

Intra-Group Liabilities to be fully subordinated to the Senior Facilities in all respects. Prior to a Declared Default, members of the Group may make payments with respect to Intra-Group Liabilities from time to time when due. Following the occurrence of a Declared Default, such payments may only be made to the extent made to facilitate payment of the Senior Facilities or with the consent of the Majority Senior Creditors.

Members of the Group which are intra-Group creditors (above a threshold to be agreed) shall be required to accede to the Intercreditor Agreement as an intra-group lender.

Incremental/ Side Car Debt:

The Intercreditor Agreement shall be pre-wired with respect to the incurrence of any pari passu or junior secured or unsecured incremental and side car debt permitted to be incurred under the terms of the Senior Facilities Agreement (the “Additional Debt”) such that the Additional Debt can be incurred, and the relevant creditors (the “Additional Debt Creditors”) accede to the Intercreditor Agreement and share in the Transaction Security in accordance with their ranking, without the need to effect any amendments with respect to the Intercreditor Agreement.

No consent, sanction, authority or further confirmation from any creditor or other secured party or finance party shall be required with respect to the establishment of the Additional Debt or the accession of the Additional Debt Creditors to the Intercreditor Agreement.

Each creditor and other secured party or finance party, by signing the Intercreditor Agreement, shall expressly pre-authorise the Agent and the Security Agent to do all such things or acts and execute all documents as may be necessary or desirable in connection with the establishment of any Additional Debt and the accession to the Intercreditor Agreement of the Additional Debt Creditors, including without limitation in order to:

(a)   maintain the effectiveness of the Transaction Security, guarantees, indemnities and other assurance against loss provided to the Senior Creditors; and

(b)   provide the Additional Debt Creditors with the benefit of security, guarantees, indemnities and other assurance against loss that corresponds to their ranking.

Non-Distressed Disposals:

If a disposal of an asset is a Non-Distressed Disposal, the Security Agent shall be authorised (without any consent, sanction, authority or further confirmation from any creditor or other secured party or finance party):

(a)    to release the Transaction Security and any other claim over that asset;

(b)   where that asset consists of shares in the capital of a member of the Group or a third party chargor, to release the Transaction Security and any other claim over that member of the Group or third party chargor or its assets and (if any) the subsidiaries of that member of the Group or third party chargor and their respective assets; and

(c)   to execute and deliver or enter into any release of the Transaction Security or any claim described in paragraphs (a) and (b) above and issue any certificates of non-crystallisation of any floating charge or any consent to dealing that may be reasonably requested by the Company.

“Non Distressed Disposal” shall be defined to mean (i) a disposal of an asset by a member of the Group[18]; (ii) a disposal of an asset which is subject to the Transaction Security[19]; or (iii) any merger, reorganisation or transaction that is, in each case, not prohibited under the Senior Facilities Agreement[20].

Snooze You Loose:	Ten (10) Business Days

[18]	Ability to release for intragroup transactions TBD.

[19]	Ability to release for intragroup transactions TBD.

[20]	Ability to release for intragroup transactions TBD.

SCHEDULE 5

Baskets, Events of Default and Certain Other Items21

#	Item	Agreed Position
Debt Incurrence
1.	Finance Leases (to include Sale and Leasebacks)	Greater of £10,000,000 and 16% of Consolidated Pro Forma EBITDA at any time.

2.	General debt basket (to include Receivables Financing / Factoring)	Greater of £10,000,000 and 16% of Consolidated Pro Forma EBITDA at any time.
Permitted Payments
Management equity plans & repurchase of related shares

Deferred compensation indebtedness to employees, directors or consultants not exceeding the greater of £2,000,000 and 3.2 per cent of Consolidated Pro Forma EBITDA per Financial Year and the greater of £3,000,000 and 4.7 per cent of Consolidated Pro Forma EBITDA at any time.

Repurchase of Subordinated Debt / other payments to shareholders which can be used for subordinated debt

To be payable in line with ratio baskets for payment of dividends as set out in paragraph (b) of Section 5.36 under the heading “Certain Permitteds” in Part 5 (Other Terms) of this Term Sheet.

No grower.

Permitted Investments
	Loans to management and employees	Greater of £1,000,000 and 1.6% of Consolidated Pro Forma EBITDA at any time.
	Deferred consideration with respect to Permitted Disposals	25% of the total consideration received in respect of the relevant disposal (general loans basket may be used in addition). No grower.
General Baskets
	● Loans ● Guarantees ● Security	Greater of £10,000,000 and 16% of Consolidated Pro Forma at any time for each item specified.

Cross Default / Judgment Default / Compulsory acquisitions Events of Default de minimis amounts
	Default de minimis amounts	£10,000,000 for each of the Events of Default specified. No grower.
Other / Technical Thresholds
	Minimum Facility B and Revolving Facility transfer amounts	£1,000,000. No grower.
	Revolving Facility minimum amount for utilisation	£200,000. No grower.

[21]	Unless expressly otherwise indicated, all baskets, thresholds and other numerical amounts included in this table shall be expressed as grower baskets in the Senior Facilities Agreement.